As filed with the Securities and Exchange Commission on February 15, 2000
                         Registration No. 333-__________
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------
                            GSI TECHNOLOGIES USA INC.
                         (Name of issuer in its charter)


Delaware                               7319                     65-0902449
(State or other jurisdiction      (Primary Standard Indust-  (I.R.S. Employer
of incorporation or organization) rial Classification Code)  Identification No.)


2001 McGill College Avenue                         Irving Rothstein, Esq.
Suite 1310                                         Heller, Horowitz & Feit, P.C.
Montreal H3A 1G1 Quebec                            292 Madison Avenue
(514) 940-5262 CANADA                              New York, New York 10017
(Address and telephone number                      (212) 685-7600
of registrant's principal executive                (Name, address and telephone
offices and principal place of business)           number of agent for service)

                      ------------------------------------
                                   Copies to:

                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600

   Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                                          CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities         Amount To Be   Proposed Maximum Offering   Proposed Maximum Aggregate   Amount of
to be Registered                          Registered     Price Per Security(2)       Offering Price(2)            Registration Fee
Common Stock Class B, par value $0.001     7,733,206     $1.00(3)                     $7,733,206                  $2,343.39
Common Stock Class B, par value $0.001     3,674,000(1)  $1.10(4)                     $4,041,400                  $1,224.67
Total                                     11,407,206(1)                              $11,774,606                  $3,568.06
--------------------------------------    -------------  -------------------------   --------------------------   ----------------

(1) Includes 3,674,000 shares of Common Stock issuable upon exercise of currently exercisable warrants. Pursuant to Rule 416, this Registration Statement also covers any additional shares of Common Stock which may be issuable by virtue of the anti- dilution provisions in the warrants.

(2)        Estimated solely for the purpose of calculating the registration fee.

(3)        Based upon the price of a recent private offering.

(4)        Exercise price.

    The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION DATED, FEBRUARY 15, 2000
                                -----------------
                            GSI TECHNOLOGIES USA INC.
                             ----------------------

                        11,407,206 Shares of Common Stock


          This Prospectus covers 11,407,206 shares of the common stock, par value $.001 per share, of GSI Technologies USA Inc. This figure includes 3,674,000 shares of common stock that we may issue in the future if currently outstanding warrants are exercised. The common stock will be sold by the selling stockholders identified under the section entitled "Selling Stockholders" beginning on page 28. We will not receive any part of the proceeds from the sale of any of these shares by the selling stockholders. However, we will receive funds from the holders of the warrants if they choose to exercise their warrants.

          The Securities Offered Hereby Involve A High Degree Of Risk. Please Read the "Risk Factors" Beginning On Page 3.

          The selling stockholders will sell their shares of common stock at various times for their own account (1) in the open market at the then prevailing prices or (2) in private transactions at such prices as may be agreed upon. The selling stockholders will pay all expenses with respect to the offering and sale of these shares except the costs associated with the
registration   of  their  shares  and  the  preparation  and  printing  of  this
Prospectus.

                        ---------------------------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Our principal executive offices are located at 2001 McGill College Avenue, Suite 1310, Montreal Quebec H3A 1G1 CANADA. Our telephone number is
(514) 940-5262.


                  The date of the Prospectus is ________, 2000.

                              AVAILABLE INFORMATION

           Commencing April 16, 2000, we will be subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of its regional offices at the following addresses:

           o     7 World Trade Center, 13th Floor, New York, New York 10048; and

           o     500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

           Copies  of the  material  we file may be  obtained  from  the  Public
Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                 [Note - The TOC is placed here only for EDGAR]

TABLE OF CONTENTS
                                                   Page

Available Information                                2
Risk Factors                                         3
Special Note Regarding
    Forward-Looking Statements                       9
Summary Historical Financial
    Information                                      9
Plan of Operations                                  10
Use of Proceeds                                     13
Business                                            14
Management                                          22
Security Ownership of Certain
    Beneficial Owners and Management                24
Executive Compensation                              24
Certain Relationships and Related Transactions      25
Disclosure of Commission Position
    on Indemnification for Securities
    Act Liability                                   26
Description of Securities                           26
Plan of Distribution                                28
Selling Stockholders                                28
Legal Matters                                       40
Experts                                             40
Financial Statements                                F-

                                  RISK FACTORS

            You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares. The risks and uncertainties described below may not be the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In this event, the trading price of our common stock could decline, and you may lose all or part of your investment. Please see the "Special Note Regarding Forward-Looking Statements" on page 9 of this Prospectus.

                         Risks Relating to our Viability

Since we have only a limited operating history, our business is difficult to evaluate

            We were incorporated in July 1998. We introduced our first products in January 2000. Accordingly, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with a new and rapidly evolving market for multimedia entertainment and Internet technology. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

We have incurred substantial losses and anticipate continuing losses

            From our inception in July 1998 through October 31, 1999, we incurred an accumulated deficit of $259,530. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing products utilizing our technology. There can be no assurance that we will ever operate profitably. Our independent auditors have included an explanatory paragraph in their report stating that recurring losses during our development stage raise substantial doubt about our ability to continue as a going concern.

We have no customers and generate no revenues

            We have not entered into any agreements to utilize our technology with any advertisers or retailers. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of municipalities and major media groups. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

We need substantial additional financing

          Our capital requirements relating to the commercialization of our technology have been, and will continue to be, significant. We are dependent on the proceeds of future financings in order to continue in business and to develop and commercialize additional proposed products. We anticipate requiring at least $1.2 million in additional financing. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations. See "Risk Factors - We plan to issue additional shares which will dilute your holdings."

                          Risks Relating to Technology

There still remains some question regarding the efficacy of our technology

            Although considerable time and financial resources were expended in the development of our licensed technology, there can be absolutely no assurance that problems will not develop which would have a material adverse effect on our business. These potential problems include:

            o the need for continued system refinement, enhancement and development efforts which are subject to all of the risks inherent in the development of new products and technologies, including unanticipated delays, expenses, technical problems or difficulties,
            o the need to successfully adapt our software to satisfy specific requirements of potential customers,
            o the fact that since we have conducted only limited tests of our hardware and software, we are uncertain if it will perform all of the functions for which it has been designed or prove to be sufficiently reliable in widespread commercial use, and
            o the fact that technologies as complex as those planned to be incorporated into our product may contain errors which become apparent only subsequent to commercial use.

            Addressing these problems if they occur could delay our plans and cause us to incur substantial additional costs.

Our infrastructure may not be reliable

            Our operations will depend upon the capacity, reliability and security of our system infrastructure. We currently have only limited system capacity and will be required to continually expand our system infrastructure to accommodate significant numbers of remote locations. Development and/or expansion of our system infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that we will be able to expand our system infrastructure to meet potential demand on a timely basis or at a commercially reasonable cost. Our failure to develop and/or expand our system infrastructure on a timely basis would have a material adverse effect on us. In addition, we will be dependent upon online service providers for access to our services.

            Our system infrastructure will also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to our customers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of consumers. Security and privacy concerns of consumers may limit our ability to develop a significant subscriber base.

Our systems or other systems on which we depend may fail

            Our ability to generate revenues depends upon our ability to provide continuous service. As a result, if our service is interrupted, our reputation will be harmed and our customers may leave. Our systems and other systems upon which we and our customers are dependent risk damage and/or disruption from numerous forces, including:

            o       human error,
            o natural disasters such as fire, floods, earthquakes and storms,
            o       power loss,
            o unannounced or unexpected changes in transmission protocols or other technology,
            o       telecommunications failures, and
            o       sabotage or vandalism.
In addition to losing customers and our revenue base, we may be subject to legal claims and be liable for losses suffered by our customers for disruption of service or damage to customer equipment.

                       Risks Relating to Our Business Plan

Our business plan involves a new concept and it is uncertain if the market will embrace our products

            Our planned broadcasting solutions for reaching great numbers of "viewers per day" represents a new business concept. As is typical in the case of a new business concept, demand and market acceptance for a newly introduced product is subject to a high level of uncertainty. Achieving market acceptance for our new concept will require us to expend significant efforts and expenditures to create awareness and demand by advertising agencies, multimedia groups, municipalities and large retailers.

            Our marketing strategy and preliminary and future marketing plans may be unsuccessful and our plans are subject to change as a result of a number of factors including:

            o       delays in our marketing efforts,
            o       changes  in  market conditions  including  the emergence  of potentially competitive products to our technology,
            o       the nature of possible license and distribution arrangements which may or may not become available to us in the future, and

            o       regulatory and competitive factors.

            If we are able to enter into satisfactory marketing and distribution arrangements in the future, our success will be largely dependent on the success of the advertisements and increased sales of their products. There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed services.

We face competition from larger and stronger companies

            The markets that we are entering are intensely competitive. We expect additional competition to come from the increasing number of new market entrants who have developed or are developing potentially competitive products. We will face competition from numerous sources, including:

            o large media groups which may develop and market their own competitive products and services,
            o       online and Internet service providers, and
            o other entities with the technical capabilities and expertise which would encourage them to develop and commercialize competitive products.

Some of our competitors have certain advantages including,

            o substantially greater financial, technical and marketing resources;
            o       greater name recognition; and
            o       more established relationships in the industry

Our competitors may be able to utilize these advantages to
            o       expand their product offerings more quickly,
            o adapt to new or emerging technologies and changes in customer requirements more quickly,
            o       take  advantage   of  acquisitions   and   other   financing
                    opportunities more readily, and
            o devote greater resources to the marketing and sale of their products

            The markets for our proposed products are characterized by rapidly changing technology and evolving industry standards. Accordingly, our ability to compete will depend upon our ability to continually enhance and improve our software and our display products. There can be no assurance that we will be able to compete successfully, that competitors will not develop technologies or products that render our products obsolete or less marketable or that we will be able to successfully enhance its products or develop new products.

We are dependent upon the success and growth of the Internet

            Part of our product development and marketing strategy is based upon the Internet remaining a viable technology. The rapid growth of global commerce and the exchange of information on the Internet and other online networks is relatively new and still evolving, making it difficult to predict whether the Internet will prove to be a long term viable technology. The Internet may not prove to be a viable mechanism for communicating our messages to remote locations due to inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems, to keep up with the anticipated traffic flow. If the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, our business, results of operations and financial condition would be materially adversely affected.

We may find it difficult to market our products since they are a new concept

            Our success is dependent on successful implementation of our business plan. This involves developing and expanding our operations on a profitable basis and developing non-traditional marketing and promotional channels that would be available to promote third party products on a fee basis. The Company is unaware of any other entity that has attempted to accomplish what the Company proposed to do and there is no assurance that the Company will be successful or that its marketing concept will be accepted in the industry or result in the generation of significant revenues.
See "Business."

We may face liability because of the content transmitted over our systems

            The liability we may face as a result of content disseminated through our system could have a negative impact on our financial condition. The law relating to the liability of businesses such as ours for content carried on or disseminated through their system is currently unsettled. We could become involved in litigation regarding the content transmitted over our system which could create adverse publicity, significant defense costs and substantial damage awards. In addition, because music content materials can be downloaded and may be subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. We could also be exposed to liability in connection with the selection of materials that may be accessible over our system. Claims could be made against us if material deemed inappropriate for viewing by children could be accessed. While we intend to carry insurance policies, our insurance may not cover potential claims of this type or may not be adequate to cover liability that may be imposed or related defense costs. There can be no assurance that we will not face claims resulting in substantial liability for which we are partially or completely uninsured. Any partially or completely uninsured claim against us would have a material adverse effect on our ability to operate.

The protection of our proprietary information is limited

            Our technology cannot be patented. We regard the hardware and software we licensed as proprietary and intend to attempt to protect it with copyrights, trade secret laws, proprietary rights agreements and internal nondisclosure agreements and safeguards. However, such methods do not afford complete protection and there can be no assurance that others will not independently develop know-how or obtain access to our know-how or software codes, concepts, ideas and documentation.

We may be accused of infringing the proprietary rights of others

            Our business may be adversely affected by a claim that we are infringing the proprietary rights of others. We have not been notified that we infringe the proprietary rights of third parties. However, we might face claims of infringement in the future. Any claim, even if not meritorious, could be time-consuming, result in costly litigation, or require us to modify our business plan or enter into royalty or licensing agreements. Any royalty or licensing agreements required might not be available at all or on terms acceptable to us. Our inability to do any of the foregoing will have an adverse impact on our ability to successfully remain in business.


                         General Business Risks We Face

The success of our business depends upon our ability to retain and hire the key personnel we need

            Our success depends upon the personal efforts of J. Michel de Montigny and Michael Laplante, and other key personnel. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to hire or retain additional qualified personnel. If we do not attract and retain qualified management and other personnel we will be unable to successfully implement our business plan.

We are subject to influence from a director and executive officer

            One of our stockholders owns a large enough stake in us to have an influence on matters presented to the stockholders. Our President, CEO and Chairman, Mr. de Montigny, beneficially controls approximately 51% of our outstanding common stock. Accordingly, he could determine, among other things, the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may delay or prevent a change in control, merger, consolidation, takeover or other business combination involving us. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. As a result, this concentration of ownership may have an adverse effect on our value.

We plan to issue additional shares which will dilute your holdings

            We currently contemplate the need to make a private offering of our shares. In any such offering we are likely to offer shares of our common stock. Also, we currently have approximately an additional 35 million shares that our Board of Directors can issue in their sole discretion. If we issue these additional shares you will find your holdings drastically diluted, which means that you will own a smaller percentage of our stock, your book value per share will be reduced and the value of your holdings will decrease.

There are other factors that could have a negative impact on the market price of our stock

            o Under applicable state law, restrictions are placed on the ability of persons to make take-over bids. These restrictions could allow our management to entrench itself which would inhibit take-over attempts generally. Since take-over bids usually cause the price of stock to rise, our shareholders would likely not get this benefit.

            o We have never paid any dividends and do not foresee paying any dividends in the future. This may depress the price of our stock as it would not appeal to certain investors.

            o There is currently no public market for our stock. Accordingly, if a market develops no assurance can be given that it will be sustained. Any market that develops will in all likelihood be limited with fluctuating and volatile prices.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                Some of the statements under "Risk Factors," Plan of Operations," "Business" and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects," "believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

                The following selected financial data for the year ended October 31, 1999 and for the period July 6, 1998 (inception) through October 31, 1999 is derived from our audited financial statements included in this Prospectus.

                The following data should be read in conjunction with our financial statements and those of our Predecessor.

Statement of Operations Data

                                        For the Year         From 7/6/98
                                        Ended 10/31/99       (Inception)
                                                             to 10/31/99
Net Revenues                            $  -0-               $  -0-
Operating Loss                          $ 259,530            $  259,530
Income Taxes                            $  -0-               $  -0-
Net Loss                                $ 259,530            $  259,530
Loss Per Share                          $   (.042)           $    (.042)
(Basic and Diluted)

Balance Sheet Data

                            October 31, 1999
Working Capital             $    (15,853)
Total Assets                $  1,238,812
Total Liabilities           $    456,857
Stockholders' Deficit       $   (259,530)

                               PLAN OF OPERATIONS

                The following discussion should be read in conjunction with the financial statements and related notes which are included elsewhere in this prospectus. Statements made below which are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions, our ability to complete development and then market our products and services, competitive factors and other risk factors detailed herein. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

               We were initially formed in July 1998 and are currently still in the development phase and preparing to begin commercial activity in the second quarter of 2000.

               Under a master license acquired in October 1999 from our Canadian affiliate, GSI Technologies (3529363 Canada Inc.), we now have access to some of the most advanced technology currently available in the field of electronic advertising and interactive information display. In addition to production capacity, through this continuing association we also benefit from their ongoing research and development and the opportunity to broaden and enhance our product lines.

               After four years of design and development, the full array of operating software and systems were made available to us by GSI Technologies on January 15, 2000. The most important technical success factors have been assuring reliable on-line broadcasting from central locations to remote locations and the design of the display units, including the encasements for the computer hardware components and glass protectors for the screens that are impervious to various climatic conditions and vandalism.

               We believe we are currently in the pre-launch phase, and are now in a position to offer a diverse range of products designed around the concept of providing useful information and services in an attractive, convenient format to people in their everyday environments. These products include the various street-level display units--the interior or Citycolumn display units, the exterior or Novacolumn display units (called "urban furniture" or "street furniture" in the language of the major North American and European advertisers); and the bus shelter or Servicolumn units. Following the assembly of four prototype units in January and the completion of the alpha version of the software and related systems, on January 15 we began a thirty day period of beta testing. We anticipate production operations will be launched in late March 2000.

               The operating plan for the year-ending October 31, 2000 calls for the sale and installation of a total of 280 display units; consisting of 250 Citycolumn units and 30 Novacolumn units. (While we believe there is the potential for some orders of the Servicolumn units before the end of the year, we have not reflected this in the baseline plan.) We anticipate 40 Citycolumn units will be installed by the end of March 2000, continuing at a rate of 30 units a month for the balance of the year. Subject to successful negotiations with host municipalities, the current plan calls for the first 15 Novacolumns to be installed in September 2000 with a continuing rate of 10 to 15 a month for the balance of the year.

               In addition to the software and technical operating systems, the main direct cost elements are the screen, the projector, the casing structure, the computer, the CEMU or computerized environmental management unit (comprising cooling, heating, and ventilating units), and the shatter-proof glass windows. On a cost-indicated basis, product pricing has been formulated to enhance market penetration. The basic models will likely have a target price in the range of $17,000-18,000 per unit. More advanced models with additional features such as internet access, transactional capabilities, and wireless phone systems will probably sell for approximately $23-24,000 per unit. The high-end Citycolumn unit comes with two or three screens and, accordingly, the price will likely be set at $35,000 per unit.

               A standard Novacolumn model is currently projected to be priced at $28,000. The additional features that are available on the Citycolumn are also available on the Novacolumn. Pricing for the initial Servicolumn unit has not yet been set owing to the high level of customization likely to be required for the product.

               According to this pricing, we anticipate generating an average gross margin of approximately 45% for the basic Citycolumn and approximately 31% for the Novacolumn; or a weighted average of approximately 40% overall.

               In addition to revenue from product sales we anticipate that this should be augmented by revenues from our other products and services such as multimedia content management, network management, broadcasting, consulting, and from the sale of sub-licenses.

               While our principal market in the area of advertising is mature and dominated by a relatively small number of large, well-developed companies (Pattison, JC Decaux, Outdoor Systems, Adshel Eller Media), we believe that the opportunities to both supplant old, static forms of advertising signage and to increase exposure (in terms of hits or "viewers per day") at the street level are significant. Although our products have widespread application, the marketing plan for the first year of operations is to concentrate on the North American market and to focus, particularly during the first half of the year, on significant opportunities that have been identified in Canada, beginning in Montreal and the surrounding area and Quebec City. With the scheduled opening of a Sales Office in New York City in March 2000, we intend to pursue opportunities in the American market. Major urban centers and commercial shopping malls, theme parks, and airports will also be targeted.

               Building on the extensive network of affiliations and strategic alliances of its affiliated company in Canada, we are now in a position to completely outsource the integration and production of the required units. Orders will be placed with a prime contractor, HiTech Neon, currently the largest and longest operating division of GSI Technologies Canada. This affiliated supplier will also be responsible for the production of the encasement modules.

               Subject to a competitive ordering process, computer hardware components will be supplied from the Lexton Group, networking and cabling services from ITS Service Interteck. Although we will outsource the advertising services, GSI Canada's New Media Division will provide the content. While all key suppliers have the required capacity to complete the planned production schedule, the greatest challenge will be for HiTech Neon to meet accelerating demand. Additional manpower and space will be required to gear up to the planned production schedule. Labor relations at the HiTech Neon plant in Montreal are considered excellent.

               As part of our strategy to grow and expand in the information technology and multimedia industries, we intend to pursue an aggressive mergers and acquisitions program. The program is designed to help us reach a critical mass of activity, to achieve substantial vertical integration and control over the production processes, as well as to create a strong financial underpinning for the continued development of its core business. We have not currently identified any specific transaction.

               Following the successful private equity offering in October 1999 in the amount of $1 million, we believe we have sufficient funds until May 2000 at which time further funding in the amount of at least $1.2 million will be required. We are currently negotiating operating lines of credit with two major commercial banks, although the process is too early to venture an opinion about the outcome. Additional funding will likely be required to help finance acquisitions and capitalize on emerging opportunities.

               Further strengthening the senior management team, a Vice-President of Business Development and a Corporate Controller have recently been appointed and a search is in process for a Director of Operations. Other required resources to effectively sustain operations are available from our Canadian affiliates, and, in order to maintain flexibility and minimize overhead, outsourcing to consultants and other professionals will be made as required. Beginning in February 2000, we are based in our new principal business office in Place Mercantile in the center of Montreal. Capital expenditures and leasehold improvements are currently estimated at $105,000, principally for the relocation and equipment purchases.

               As reflected in the financial statements as of October 31, 1999, the accumulated deficit to date of $259,530 resulted mainly from costs associated with our recent financing as well as professional fees. A further loss of at least as much is anticipated in the first quarter of 2000.

Effect of Recent Accounting Pronouncements

               In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." ("SFAS No. 133"), which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company does not presently enter into any transactions involving derivative financial instruments and, accordingly, does not anticipate the new standard will have any effect on its financial statements.

Year 2000 Disclosure

               We are Year 2000 compliant and we do not anticipate any internal problems. In the event any internal problems should arise, we have many expert computer technicians on our payroll and we believe that we will be able to satisfactorily address any such problems. However, we are dependent on the integrity of the Internet being maintained to derive income from the sale of advertising spots at remote locations via the Internet and if the Internet should fail or if our hosts or Internet Service Providers should fail, we could be adversely impacted. Given the currently available information this does not appear to be a likely scenario and, accordingly, we do not believe that our potential for profitability or operations will be materially affected by the Year 2000 problem.

                                 USE OF PROCEEDS

               We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive the exercise price of the warrants if they are exercised.

               The net proceeds to us from the exercise of all warrants for which the underlying common stock is registered herewith, would be approximately $4,000,000. There can be no assurance that we will receive any proceeds from the exercise of the warrants as not all (or any) warrants may be exercised. This could result in our receiving none or only minimal proceeds from this offering.

               Any proceeds received from the exercise of the warrants will be added to working capital. We have no definite plans for the use of any proceeds from this offering and we have made no specific allocations as to the use of such proceeds. The proceeds could be used for current administrative, marketing and other expenses, the acquisition of businesses or repayment of debt. Any such application of the proceeds of this offering will be at the discretion of our Board of Directors.

                                    BUSINESS

               The following discussion should be read in conjunction with the financial statements and related notes which are included elsewhere in this prospectus. Statements made below which are not historical facts are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, general economic conditions, our ability to complete development and then market our products and services, competitive factors and other risk factors detailed herein. See "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

               We are a  Delaware  corporation,  established  in July  1998.  We acquired an exclusive worldwide license from GSI TECHNOLOGIES (3529363 Canada inc.) relating to a unique technology in the field of electronic commercial advertising. The license includes proprietary software, hardware, and broadcasting systems enabling users to transmit and receive full-motion video, graphics, along with compressed or uncompressed audio on any kind of display units, whether mobile or static, indoor or outdoor. The technology offers users remote control through telephone lines, LANs, the Internet, wireless systems, cell phones, global systems for mobile telecommunications (GSMs), fibre optics and short waves. The Company also acquired broadcasting server technology from GSI CANADA.

               The Company participates in the Information Technology industry, specializing in broadcasting solutions principally for advertisers and others seeking to reach the greatest number of "viewers per day" as well as to achieve other commercial and public service objectives.

               The potential market for which the Company's intends to sell its products is enormous. The advertising industry is always looking for new ways to reach consumers. Having acquired our license, we are now able to respond to their needs as well as those of other industries seeking to deliver messages to large audiences. Whereas traditional media groups such as television, radio, and newspapers used to specialize in their respective activities, the current trend is to utilize newly developed electronic media in order to maintain and extend their reach.

Historical Background

               In 1995, after gaining extensive experience consulting to the advertising and retail industries, J. Michel de Montigny founded the Solcom Group, an R& D firm dedicated to fulfilling his vision of bringing television and advertising to the street level. Mr. Denis Renaud, a computer graphics artist, became a key member of the new team. A large number of potential applications became increasingly apparent. Originally serving the casino and stadium industries, Solcom soon identified many diverse locations across North America in which to successfully install, and, after appropriate Beta testing, to manage by remote control the automated network systems. From 1996 through September 1998, the team controlled large electronic automated signs in Vancouver, Edmonton, Toronto, Montreal, Las Vegas, and Biloxi Mississippi.

               With the rapid evolution of electronic sign capabilities via full video broadcast signals, companies began to seek new ways of transferring images and information from remote stations to signs in a compressed and secure environment. Effective use of the Internet was the logical solution. In order to respond expeditiously to market trends and to concentrate all its resources in the completion of a fully integrated hardware-software package, Solcom applied for the most innovative and advantageous Canadian governmental grants available in the area of multimedia R&D.

         In September 1998, GSI Technologies (3529363 Canada inc.) was incorporated in order to qualify for and receive a CDTI Cite Multimedia research license. Cite Multimedia is a major Quebec government-sponsored project in Montreal designed to bring together, in the same location, companies working in the information and communications technology field. The grant is an exclusive twelve-year program of incentives which includes: 40% of salaries, 40% of the capital cost for specialized equipment, as well as other tax credits and exemptions.

               In January 1999, Mr. Yves LeBel, an experienced entrepreneur, joined the GSI Canada team as Executive Vice-President and Chief Financial Officer. A series of mergers and acquisitions have since been completed in Canada, first to achieve a degree of vertical integration as well as to continue the process of horizontal integration and growth. These include the Lexton Group (computers), Inter Teck ITS (networks), and HiTech Neon (signs).

         In June 1999, Mr. Michel Laplante, an expert in the field of information technology, joined the GSI Canada team as Vice-President Research & Development and Chief Information Officer. By August 1999, GSI Canada had finished preliminary testing of the server system and software package required to reliably operate and broadcast.

               The GSI organization currently employs 88 people of which 9 are direct employees of the Company.

               As part of GSI Canada's business planning, strategies have been developed in the area of product and marketing licensing. The Company was formed to facilitate the pursuit of this strategy, begin the creation of an international profile, provide access to important capital markets and worldwide expansion and market development.

The Technology

               The basic technological advance achieved by GSI Canada and available to us by way of the Master licensing agreement is the successful integration of various hardware components and specialty software for the transmission of broadcast signals in real time. Using our Multimedia Pack Technology we have a unique capability in broadcasting from a central server to full video screens in remote locations anywhere in the world. The system is capable of updating pinpoint information minute by minute by way of video compressing systems and other fully automated software systems.

               By utilizing our products and services, media and advertisers will have a way of reaching consumers right in their daily environment, outside their homes, and especially in the downtown cores where thousands of people circulate daily as pedestrians, by car or as they use public transportation going to and from work or to shop. One such location can represent 100,000 and more "viewers per day". Just multiplying by 1,000 sites, for example, the traffic count becomes 10 million hits per day.

Hardware

               To achieve its sales goals the Company is commercializing products such as Novacolumn, Citycolumn, Servicolumn and Skycolumn.

               Novacolumn is an outdoor billboard column (10 ft X 42") on which can be broadcast full-size video and 3D animation in 16.7M color along with stereo sound. This unit can be remotely controlled and reprogrammed via our software from anywhere in the world. Adding a remote control unit can extend Novacolumn's capabilities. We can also provide advertisers with interactive applications. We can also integrate wireless telephones.

               Citycolumn is an interior display unit consisting of three television screens (ranging from 40" to 51"). "Full-size" video, 3D animations and stereo sound can be broadcast on these units. These units can also be remotely controlled and reprogrammed via our software from anywhere in the world. Adding a remote control unit can also extend Citycolumn's capabilities by providing advertisers with interactivity.

               Servicolumn   is  a  customized   display  unit  designed  to  be
incorporated into transit shelters and to provide other amenities and services such as wireless phones and interactive computer displays.

               Skycolumn is a giant outdoor screen (16.7 million color), capable of transmitting video images from a server located anywhere in the world.
Examples of this application include Time Square, Sport stadiums, large expressways, etc.

               We  also  offer  Netcom  EyeBall  in-home  Internet,   multimedia
interactive screen savers containing advertisements updated through channels (active server pages ).

               These products can all be marketed via Sublicensing agreements.

Software

               Our software provides unique broadcasting capabilities. The basic pack comprises four elements:

               o Multimedia Content Management enables users to access multimedia data bases and make their selection.
               o Scheduling software enables users to create specific broadcast schedules.
               o File Transfer Manager is a multilevel software pack which enables users to select the content and the site to be broadcast to or from.
               o       Player plays compressed or uncompressed multimedia files.

               Additional modules are available on demand, such as a Billing Module that can be connected to invoicing software and various data bases such as Oracle.

               We are developing other applications for advertisers who want a Web-based access to its network of outdoor and indoor displays. WebCom is designed to help advertisers in selecting the number of units reserved along with site information. A Web-based content management system is currently under development which will provide data and information with regard to the content being broadcast.

Service

               On  site   service  and   maintenance   is   available   for  all
installations worldwide. We will offer our customers continuous 24 hour broadcasting; customized advertising and multimedia content; "state-of-the-art" software packages; Network Management and Maintenance service with 24 hour monitoring and technical support.

               While our customers are primarily responsible for the content of what is broadcast, as an internal policy we will attempt to monitor the content and only broadcast information and graphic images that are in accordance with locally accepted standards.

               Our products are susceptible to defacement at installation sites, but are designed to be relatively impervious to other forms of vandalism and to most weather conditions as well.

The Market

               Globalization is the current dominant trend. Once branded in their domestic markets, companies are seeking opportunities to penetrate elsewhere, particularly in non-traditional, unexploited markets such as Russia, Eastern Europe, Africa, and South America. We believe that expansion in traditional North American and European sites that offer a high volume of "viewers per

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




day"  will  occur  by  way  of   replacing   older,   static   technology   with
Internet-driven multimedia broadcast products.

               We have identified the market for our products in terms of territory and large media groups. In the development of our market we intend to initially focus on:

                   In North America:              USA/Canada
                   In Europe:                     France/United Kingdom
                   In Asia:                       Japan/China/Australia
                   In North Africa:               To be determined
                   In South America:              To be determined

               The Company anticipates doing business with at least 10 of the major media groups. The Company has been negotiating with 4 of them (JC Decaux, Adshel, Outdoor Systems, Pattison Group) since June 1999. Discussions with others will hopefully be initiated in due course, including Disney, Dentsu Young and Rubicam.

               At the beginning of the 1990's advertising and media money was mostly spent in the television industry which garnered an estimated 80% of the market. Advances in technology now enable the consumer to select from more than 250 television channels at home. Many of these are specialized channels and pay television that do not broadcast advertising. As a result, TV broadcasters cannot pretend to reach the same number of in-home "viewers per day" as they used to. Since in-home advertising does not offer the same "viewers per day" reach, it has become strategically imperative for the media to seek other out-of-home possibilities. Mainly through mergers and acquisitions, media groups are now increasingly able to offer the advertisers a variety of multimedia-based approaches.

               Examples abound in North America. In Canada, the broadcasting company Radio-Mutuel was strictly involved in radio as late as 7 years ago. Since then it has acquired Omni outdoor advertising, Much Music Broadcast, CKMF, CKVL, and other stations. Another company based in Canada and now a major multinational, Quebecor, was once only in newspaper publishing and printing. During its rapid growth it has acquired TQS (broadcasting), Archambault (music), and Quebec-Livre (books). Another example in Canada is Videotron which initially offered only cable television and is now operating TVA (a broadcast network) and with whom they have become associated in order to create an Internet service.

Outdoor Advertising

               The major world-class companies, that are obvious potential targets for us, are ClearChannel, JC Decaux, TDI, Outdoor Systems, and Chancelor Media Corp. Doing business on five continents, the largest is ClearChannel. Their subsdiaries include Adshel and Eller Media. They have also acquired Dauphin Advertising group and they now own over 400,000 outdoor signs worldwide.

               Besides outdoor advertising, JC Decaux markets urban furniture which also presents advertizing opportunities to exploit. Their most recent acquisition was Avenir Publicite Group, a $2 billion transaction in July 1999. JC Decaux operates in more than forty countries.

Indoor Advertising

               The major players in outdoor advertising are now seeking opportunities to penetrate the advertising, commercial, and information display market which is largely untapped and is still in an embryonic stage of development.

Interactive Television

               The convergence of television, telecommunications, and computers now present the advantages of interactivity including choice of content and the ability to order on demand. Different manufacturers are developing new products such as set-top boxes that will incorporate Internet, audio and video as well as informational databases. The Company is working closely with GSI Canada and is currently developing a similar product.

Key Success Factors

Experience

               The Company has an available pool of knowledge and experience regarding the rapidly evolving market. Our associated company (now GSI Canada) has been controlling signs from remote locations and selling advertising on electronic screens since 1995; as well as using and selling Internet and other software since 1992. Extensive experience has been gained with various electronic signs manufacturers and companies involved in controlling interactivity such as Dacktronics, Saco, Smartvision, Adtronics, A.D.E.

Intellectual Property

               We have acquired an exclusive worldwide license from GSI Canada, which has proprietary rights on the software required to operate the system. These rights are governed by applicable commercial law. We intend to take all reasonable and practicable steps to obtain patent and trademark protection, when available, to protect our rights to the licensed technology.

On-going Research and Development

               GSI  Canada  qualifies  for  a  12-year  program  of  grants  and governmental support which will facilitate the continuing development of leading-edge broadcasting systems and related products in the field of multimedia. The Company expects to derive economic benefits directly from this association in terms of lower product cost and the ability to obtain cutting edge technology.

Effective Marketing

               Our expertise is in the creation of three minutes loops, based on advertising "spots" of 10 seconds each and, through GSI Canada, in the assembly and the integration of various hardware products. The content of the broadcast information has been developed after considerable market research and target customers have been identified and are being approached by our representatives. We believe we can effectively respond to our customers' needs by pinpointing specific services and information sponsored by the advertisers.

               A strategic licensing plan has been developed for the worldwide deployment of our products and services. We intend to open a sales office in New York, and we are planning further commercial activities in Los Angeles and Paris.

               At present we have no competitors. We currently intend to price our products and services on the achievement of rapid market penetration.

Sales and Marketing Strategy

               Our products are designed to provide a highly reliable, efficient means of broadcasting information that addresses the needs of people in fast-paced environments and brings the advantages of interactive multimedia to the street level. Our main targets are:

               o       media owners
               o       municipalities
               o       consumers

               The consumer will have the benefit of daily pinpoint area information ("news you can use") and interactive capabilities such as:

               o       Weather reports
               o       Traffic conditions reports
               o       News updates
               o       Sports results
               o       Local community messages
               o       Emergency alerts
               o       Postings of local events

               The advertiser will have the opportunity to reach many more consumers per day, and to increase brand recognition by providing better information content.

               Municipal governments will be able to reach their citizens on a daily basis and to better measure the impact of their community programs and services. They will also be able to share in revenues derived from renting city space for the installation of the networks and to communicate information about local events or emergencies instantly with a simple phone call, fax, or e-mail.

               The media industry will benefit from an impressive Eye Ball Network linked to other locations world wide. They will be able to broadcast information in specific locations by remote access and reach millions of "viewers per day". Advertising can be sold at very high quality standards and at very affordable prices giving local businesses the same opportunities, at this point in the evolution of outdoor and indoor advertising, as enjoyed by larger companies.

               The infrastructure created by the installation of our products and services may also generate other beneficial associations; for example, in the area of video-conferencing; with electronic smart card distributors; with municipal parking meter authorities; and with ticket distributors for entertainment and sporting events.

               We are currently building an advanced modular remote control server station which will be installed in New York City shortly. We also plan to install redundant remote stations in Los Angeles, Paris, and London in 2000. By means of graphic 3D animated broadcasts, studio ad agencies, for example, can offer their customers a worldwide range of visibility for important campaigns.

               We will also provide back-up for the installed networks at GSI Canada's Research Center located in Montreal, Canada. We are currently working on creating our own server system to minimize dependence upon other hosts and Internet Service Providers.

               As a way  of  demonstrating  the  public  service  power  of  the
product,  we  plan  to  associate  ourself  with  child  finding   organizations
worldwide.   Using  our  technology,   with  its  instant  remote   broadcasting
capability, pictures of missing children can be shown in a specific area on short notice, thereby increasing the chances of a successful recovery.

Employees

               We currently have nine full time employees of which three are executives, three are engaged in financial activities and three are engaged in marketing activities. Additional financing permitting, we intend to hire up to five additional employees. None of our employees are represented by a labor union. We believe that relations with our employees are good.

Properties

               Our facilities are located in approximately 6,000 square feet of leased office space in Montreal and we share some office space in Ft. Lauderdale. The lease in Montreal expires on December 31, 2004 and provides for an annual rental of approximately $75,000 and in Ft. Lauderdale the lease expires on December 1, 2001 and provides for an annual rental of approximately $3,800. We have only negligible costs relating to environmental compliance laws.

Legal Proceedings

               We are not involved in any material legal proceedings.

                                   MANAGEMENT

Officers and Directors

     Our officers and directors are as follows:

Name                    Age   Position
J. Michel de Montigny   41    President, Chief Executive Officer and Chairman
James A. Hone           55    Senior Vice President Administration, Chief
                              Financial Officer, Secretary and Director
Michel Laplante         42    Senior Vice President Sales and Marketing and
                              Director

               J. Michel de Montigny founded the Company in 1998 and has been its President, CEO and Chairman since such time. Mr. de Montigny has over twenty years of hands-on and management experience in the multimedia/advertising industry. In 1995 he founded Solcom Group. From 1990 to 1992, he was President of Groupe Actuel Design, crafting the design concepts behind the Bell Canada Boutiques, the Yves Rocher boutiques and the Societe des Alcools du Quebec Stores. From 1988 to 1990 he was President of College Inter-Dec, a technical college in Montreal. Prior thereto, he was Director of Operations and Director of Marketing in a variety of companies. As an advertising and marketing consultant, he was the driving force behind some of Montreal's most innovative advertising campaigns of the 1990's. A consultant to companies such as Labatt, Budweiser, and Michelin, he was also involved in projects creating an interactive bus shelter for Budweiser, special effects for the film Mortal Kombat (Alliance Films), and the inauguration campaign for a new Air Canada aircraft. Mr. de Montigny received an MBA from the University of Quebec.

               James A. Hone joined the Company in June 1999 as its Chief Financial Officer. A graduate of McGill University and York University in Commerce and Business Administration in 1966 and 1969, respectively, Mr. Hone has extensive financial management and administrative experience with five major multinational companies in the automotive, aerospace, building systems, forest products, and telecommunications industries. After 10 years with Ford Motor Company, both in Toronto and Detroit, where he achieved the position of Manager, Collection he became Treasurer of

Pratt & Whitney Canada in Montreal until 1982. He then served as Assistant Treasurer-International- Finance of United Technologies Corporation in Hartford, Connecticut until 1988; as Vice President- Treasurer of Abitibi-Price in Toronto and as Vice-President Finance of the Commercial Paper Group based in Quebec City and New York City until 1994; and, most recently, as Vice President-Finance and Administration of TMI Communications, a subsidiary of BCE Inc. in Ottawa.

         Michel Laplante joined the Company in June 1999 and became its Senior Vice President Sales and Marketing in December 1999. Mr. Laplante has been involved in the multimedia industry for the past 20 years. He has acquired extensive experience in the field of television broadcasting and recording and expertise in the area of training in high-tech environments. From 1985 to 1991 he served as an account manager for Yamaha. From 1991 to 1992 he was a consultant for various firms such as Commodore Business Machines and Kawai. In 1992 he became National Sales Manager for MDL Technologies, a Desktop Video equipment distributor and integrator based in Montreal, serving clients such as Department of National Defense and top Fortune 500 companies. Before joining GSI Canada in June 1999 as Vice-President of Research and Development and Chief Information Officer, Mr. Laplante owned a consulting firm specializing in audio and video computer applications, IT, Networking, Video compression and broadcasting. He has also served as a Multimedia consultant to the multimedia division of CESAM, a large consortium with representation from, among others, Bell Canada, CAE Electronics, Quebecor Multimedia, Teleglobe, and the four universities in Montreal.

Indemnification of Directors and Officers

Neither our By-Laws nor our Certificate of Incorporation currently provide indeminification to our officers and directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Compensation of Directors

               Directors do not receive any compensation for their service as members of the Board of Directors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth, as of December 31, 1999, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for (i) each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,
(ii) each of our officers and directors and (iii) all of our officers and directors as a group. Each stockholder's address is c/o GSI Technologies USA Inc., 2001 McGill College Avenue, Suite 1310, Montreal, Quebec, CANADA, H3A 1G1.

                                    Number of
                                  Shares Owned
Name                              Beneficially           % of Total

3633730 Canada Inc. (1)(2)         8,037,128                39.9%
3633632 Canada Inc. (1)(3)         1,397,938                 6.8%
Totalcom Inc. (1)(4)               1,546,794                 7.6%
J. Michel de Montigny(5)             500,000                 2.4%
Michel Laplante (6)                   20,000                  *
James A. Hone (7)                     90,000                  *

All Officers and Directors
  as a Group (3 persons)(8)       11,591,860                54.2%
- ----------------
* less than 1%

(1) Owned by J. Michel de Montigny, the Company's President, CEO and Chairman.
(2) Includes 260,954 shares underlying currently exercisable warrants.
(3) Includes 347,938 shares underlying currently exercisable warrants.
(4) Includes 34,794 shares underlying currently exercisable warrants.
(5) Consists of currently exercisable warrants.  President, CEO and Chairman.
(6) Vice President Sales and Marketing and a Director.
(7) Includes  50,000  shares  underlying  currently   exercisable   warrants.
(8) Includes the shares owned indirectly by Mr. de Montigny through wholly owned entities and an aggregate of 1,193,686 shares underlying currently exercisable warrants.

                             EXECUTIVE COMPENSATION

        From inception through the fiscal year ended October 31, 1999, no compensation was paid to any of our executive officers.

Employment Agreements

        On October 29, 1999, Mr. de Montigny entered into a three year employment agreement commencing January 1, 2000. The agreement provides for an annual salary of $100,000 and warrants to purchase 500,000 shares at an exercise price of $1.10 per share. Mr. de Montigny may also receive bonuses as determined by the Board of Directors.

        On October 29, 1999, Mr. Hone entered into a one year employment agreement commencing January 1, 2000. The agreement provides for an annual salary of $60,000, warrants to purchase 50,000 shares at an exercise price of $1.10 per share and 50,000 shares vesting over equally over five months. Mr. Hone may also receive bonuses as determined by the Board of Directors.

        On January 1, 2000, Mr. Laplante entered into a one year employment agreement. He will receive an annual salary of $60,000 for 2000. In addition, he will receive bonuses based on the achievement of quarterly sales targets. He will also be eligible to receive additional shares and warrants during the course of his contract.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We delivered a note payable dated October 31, 1999 in the amount of $279,667 to GSI Canada, one of our stockholders, for payment of license fees of $200,000 and reimbursement of expenditures in the amount of $79,667 paid by GSI Canada on our behalf during the fiscal year ended October 31, 1999. The note is unsecured and bears interest of prime plus two percent and matures on October 31, 2000. We also issued GSI Canada 600,000 shares of common stock as payment for the license.

        On October 31, 1999, we accrued financing expenses in the amount of $10,000 due to Totalcom Inc., one of our stockholders, for finder fees associated with our October 1999 private offering. Mr. J. Michel de Montigny, our President, CEO and Chairman, owns Totalcom Inc.

         On October 31, 1999, we accrued financing expenses in the amount of $15,000 due to 3633730 Canada Inc., one of our stockholders, for finder fees associated with our October 1999 private offering. Mr. J. Michel de Montigny, our President, CEO and Chairman, is now a 100 percent shareholder of 3633730 Canada Inc.

         On August 17, 1999, we entered into an agreement with Maxima Capital Inc., one of our stockholders, for services related to obtaining an OTC:BB listing. The fee for such services totaled $12,000 of which $7,500 has been accrued in the financial statements. On October 31, 1999, we accrued financing expenses in the amount of $86,500 due to Maxima Capital Inc. for finder fees associated with our October 1999 private offering. Mr. Pierre Saint-Aubin is the Director of Maxima Capital Inc. and one of our stockholders.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


         Neither our By-Laws nor our Certificate of Incorporation currently provide indeminification to our officers and directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

               Insofar as  indemnification  for  liabilities  arising  under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            DESCRIPTION OF SECURITIES

Authorized and Outstanding Stock

               Our authorized capital stock consists of 55,000,000 shares of Class B Common Stock, $.001 par value, and 5,000,000 shares of Class A Common Stock, $1.00 par value. As of December 31, 1999, there were 20,185,472 shares of Class B Common Stock outstanding, which were held by approximately 252 stockholders of record and no shares of Class A Common Stock were outstanding.

Common Stock

               Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

Warrants

               We currently have 3,674,000 warrants outstanding, each of which entitles the registered holder thereof to purchase, at any time until the close of business on January 31, 2002, one share of Class B Common Stock at a price of $1.10. All of the Warrants contain provisions which protect the holders thereof against dilution by adjustment of the exercise price and number of warrants, in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events.

Transfer Agent and Registrar

               The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan blvd # 1, Boulder City, Nevada 89005-2100.

Dividend Policy

        Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

Shares Available for Future Sale

               On the date of this Prospectus, all 7,733,206 shares included in this Prospectus will generally be freely tradeable without restriction imposed by, or further registration under, the Securities Act. An additional 12,452,266 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations.

               In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

               You should note that we anticipate that our shares of common stock will initially be included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three month period.

                              PLAN OF DISTRIBUTION

               The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

               The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                            SELLING STOCKHOLDERS

               We are registering (1) shares of common stock purchased by investors in our 1999 private placement offerings, (ii) a portion of the shares of common stock owned by our founders and (iii) a portion of the shares of common stock received as a distribution from GSI Canada; and (2) 3,674,000 shares of common stock underlying currently outstanding warrants. Other than the costs of preparing this Prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered hereby, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prices prevailing therein, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

                 Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in December 1999.

                 These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Rules 10b-6 and 10b-7 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

                 The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Rule 10b-6, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.




                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

3633730 Canada inc. (1)                    7,776,174   2,566,000   5,210,174
Tim McLean                                   209,888      69,000     140,888

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

3633632 Canada inc. (1)                    1,050,000     347,000     703,000
Totalcom inc. (1)                          1,512,000     499,000   1,013,000
9035-2899 Quebec inc                          70,000      23,000      47,000
Denis Renaud                                  70,000      23,000      47,000
Interlink Investment And Holding             258,982      85,000     173,982
Chambers Investment And Holding              258,982      85,000     173,982
Paul A. Cyr                                  100,000      33,000      67,000
Michel Laplante (2)                           20,000       7,000      13,000
Knick-knack Investment And Holding           147,000      49,000      98,000
Illaria Investment And Holding               154,162      51,000     103,162
Pierre Addison                                 5,000       2,000       3,000
Tony Della Cioppa                              7,500       2,000       5,500
Mario Iannicello                               7,500       2,000       5,500
Israel Martineau                              50,000      17,000      33,000
Anthony Santucci                               2,284       1,000       1,284
George Zervakos                               10,000       3,000       7,000
Melanie Lacombe                                1,000        --         1,000
W.A.F.A. Corporation                         662,500     219,000     443,500
O.S.F.A. Corporation                         175,000      58,000     117,000
Paul Roy                                     175,000      58,000     117,000
9064-6167 Quebec inc                         175,000      58,000     117,000
Maxima Capital Inc (3)                       281,250      93,000     188,250
Pierre Saint-Aubin (3)                       281,250      93,000     188,250
Lipalsc                                      700,000     231,000     469,000
Majella Boucher                               87,500      29,000      58,500
Renee Sylvestre                               87,500      29,000      58,500
Daniel Riopel                                 87,500      29,000      58,500
Steve Larochelle                              87,500      29,000      58,500
Gerald Deslandes                              87,500      29,000      58,500
Jocelyne Langelier                            87,500      29,000      58,500
Alain Chicoine                                87,500      29,000      58,500
Gilles Leduc                                  87,500      29,000      58,500
Monique Petit                                 87,500      29,000      58,500
Jean-Guy Petit                                87,500      29,000      58,500
Patrick Petit                                 87,500      29,000      58,500
Marcel Hebert                                 87,500      29,000      58,500
Serge Paquin                                  52,500      17,000      35,500
Suzie Beauchemin                              35,000      12,000      23,000
Ginette Barnabe                               87,500      29,000      58,500
Robert Bazinet                                87,500      29,000      58,500
Pierre Champagne                              87,500      29,000      58,500
Serge Cote                                    87,500      29,000      58,500
Yves Tremblay                                 87,500      29,000      58,500
Gilles Villemaire                             87,500      29,000      58,500
Michel Lefebvre                               87,500      29,000      58,500

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Monique Lussier                               87,500      29,000      58,500
Gestion Jacques Plantes inc                  262,500      87,000     175,500
Denis Adam                                    87,500      29,000      58,500
Francine Goyette                              87,500      29,000      58,500
Isabel Marques                                87,500      29,000      58,500
Yvan Dery                                     87,500      29,000      58,500
Danielle Dubuc                               175,000      58,000     117,000
Renald Racine                                 87,500      29,000      58,500
D. et M. Gariepy                              87,500      29,000      58,500
Louise Beauvolsk                              87,500      29,000      58,500
Sebastien Leduc                               87,500      29,000      58,500
Louise Nadeau                                 87,500      29,000      58,500
Juliette A. Bourque                           87,500      29,000      58,500
Richard Bourque                               87,500      29,000      58,500
Jean-Jacques Lajoie                          175,000      58,000     117,000
Paul-Andre Lepage                             87,500      29,000      58,500
Simon Francoeur                               87,500      29,000      58,500
Bruno Girouard                                87,500      29,000      58,500
Investissement Dumont                         87,500      29,000      58,500
Paul Nolin Auto                               87,500      29,000      58,500
Power Group                                   50,000      17,000      33,000
Andre Desjardins                              25,000       8,000      17,000
BBT Consulting Group                         500,000     158,206     341,794
3529363 Canada inc                           600,000     600,000           0
Addison, Pierre                                1,000       1,000           0
Akhavan, Hooman                                2,000       2,000           0
Anagnostaras, Con                              5,000       5,000           0
Anderson, Vivian                               1,000       1,000           0
Angers, Dyan                                   1,000       1,000           0
Angers, Jocelyne                               1,000       1,000           0
Angers, Sylvain                                2,000       2,000           0
Anthabian, Tigran                              1,500       1,500           0
Antun, Emilio                                  2,000       2,000           0
Araujo, Jose                                  15,000      15,000           0
Araujo, Jose                                   5,000       5,000           0
Arvanitakis, Irene                             1,500       1,500           0
Arvanitakis, Maria                             2,000       2,000           0
Audate, Martine                                1,847       1,847           0
Bachellerie, Yan                               1,000       1,000           0
Batchelder, Todd                               1,000       1,000           0
Bao, Nick                                      2,000       2,000           0
Bazinet, Marie-France                         10,000      10,000           0
Bazzarelli, Ernest                             1,000       1,000           0
Beheshti-Zavareth, Hossein                       728         728           0
Beaudin, Bert                                  2,000       2,000           0

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Beaulieu, Pauline                              1,981       1,981           0
Beauregard, Micheline                          3,855       3,855           0
Beauregard, Sonia                              1,313       1,313           0
Benoit, Gaetan                                 5,000       5,000           0
Berger, Louise                                 3,000       3,000           0
Blais, Francine                                1,981       1,981           0
Blais, Sylvain                                   930         930           0
Boivert, Jacques                               2,000       2,000           0
Bouchard D'amico, Louise                       5,000       5,000           0
Boucher, Yan                                   1,981       1,981           0
Brouillard, M                                  3,220       3,220           0
Bussiere, Robert                               2,300       2,300           0
Cardinal, Frederic                             1,998       1,998           0
Cardinal, Raymond                              1,146       1,146           0
Cardinal, Carole                               1,153       1,153           0
Calisto, Mike                                  2,000       2,000           0
Campagnale, Vince                              2,000       2,000           0
Cannuli, Diane                                 1,000       1,000           0
Carnevale, Benny                               1,500       1,500           0
Carruthers, William                           33,000      33,000           0
Chiminian, Hagop                               1,000       1,000           0
Christofaro, Joseph                            2,650       2,650           0
Chu, Kun Chu                                  30,000      30,000           0
Coiteux, F                                     3,250       3,250           0
Collins, Ginette                               2,000       2,000           0
Cote, Michel                                   6,661       6,661           0
Cote, Pierre-Paul                              2,740       2,740           0
Courchesne, Lyne                               1,000       1,000           0
Cunningham, Diane                              1,000       1,000           0
Daigle, Claude                                 5,000       5,000           0
D'Amico, Carlo                                 1,500       1,500           0
Dansereau, J. F                                1,417       1,417           0
Daviau, Louise                                 9,800       9,800           0
De Nardis, Luigi                              10,000      10,000           0
De Nardis, Mena                                1,000       1,000           0
Deruyter, Ellen                                2,670       2,670           0
Desjardins, G                                 20,000      20,000           0
Disalvo, Joseph                                5,000       5,000           0
Dore, Michelle                                 5,274       5,274           0
Dolar, Jirayr                                 10,000      10,000           0
Dulude, Valerie                                4,000       4,000           0
Dugas, Yves                                      975         975           0
Ediflex inc                                    3,318       3,318           0
Edition Louis Martin                           3,318       3,318           0
Eliopoulos, Georges                            2,000       2,000           0

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Fafard, Andree                                14,400      14,400           0
Favas, Emanuel                                11,936      11,936           0
Felsher, Melvyn                               10,000      10,000           0
Ferner, Susan                                  2,000       2,000           0
First-Guardian International Corporation      10,000      10,000           0
Fontaine, Bernard                              1,600       1,600           0
Ford, Marjorie                                20,000      20,000           0
Fortier, Denis                                 4,000       4,000           0
Foster, Linda J                                2,000       2,000           0
Furman, Mitchel                                2,000       2,000           0
Giannini, Giuseppe                             3,000       3,000           0
Goldfinch, Stephanie                           1,000       1,000           0
Gravas, Spiros et Arvanitakis, Panayiota       2,000       2,000           0
Guerin, Carl                                   2,665       2,665           0
Guerin, Gilles                                 3,961       3,961           0
Guerin, Jean-Francois                          1,336       1,336           0
Guernon, Jean                                  3,278       3,278           0
Hancock, Richard                              10,000      10,000           0
Hancock, Richard                               4,989       4,989           0
Harel, Hubert                                 10,000      10,000           0
Hartvigsen, Kris                               1,200       1,200           0
Hebert, Fernande                              10,000      10,000           0
Hebert, Jean                                  23,300      23,300           0
Hebert, Jean                                  23,396      23,396           0
Hoyt, Randy                                    1,000       1,000           0
Jamalouden, Nazmoon                           15,000      15,000           0
Kaklamanos, Leonidas                           3,000       3,000           0
Kalafatidis, James                             3,400       3,400           0
Kastelorizios, Maria                           8,000       8,000           0
Karteris, Maria                               13,422      13,422           0
Karteris, John                                16,680      16,680           0
Karteris, John                                16,780      16,780           0
Kirakossian, Garabet                          11,000      11,000           0
Kirakossian, Hourie                            2,500       2,500           0
Kirakossian, Vartivar                          6,000       6,000           0
Lachapelle, Sylvain                            5,200       5,200           0
Lacroce, Vincenzo                              3,000       3,000           0
Lalande, Sophie                                3,000       3,000           0
Lamorgese, Caroline                            1,000       1,000           0
Lamorgese, Tony                                2,000       2,000           0
Lanoie, Pierre                                 2,130       2,130           0
Laverdiere, Chantal                            1,000       1,000           0
Lebel, Yannick                                 1,000       1,000           0
Leroux, Guylaine                               8,000       8,000           0
L.I.B. Invest. Club                            2,000       2,000           0

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Lintzeris, Peter                               2,000       2,000           0
Luniewski, Renee                               2,000       2,000           0
Mady, Chady                                    3,014       3,014           0
Malenfant, Robert                             20,700      20,700           0
Malenfant, Veronique                           7,950       7,950           0
Marcos, Marcel                                 1,000       1,000           0
Markov, Nikolaos                               1,500       1,500           0
Martin, Jacques                               50,000      50,000           0
Martin, Philippe                               2,000       2,000           0
Martinez, Alvaro                               2,000       2,000           0
Mathieu, Josee                                 4,916       4,916           0
Mineo, Serge                                   1,000       1,000           0
Morazain, Luc                                  2,000       2,000           0
Morel, Remy                                      600         600           0
Morin, Pierre                                  9,460       9,460           0
Morissette, Solange                              900         900           0
Morgia, Anne-Marie                             1,000       1,000           0
Muller, Peter                                  1,000       1,000           0
Natale R. Gennaro                              8,000       8,000           0
Pacheco John et Pacheco Joe                    1,313       1,313           0
Panaccione, Fabio                             10,000      10,000           0
Papadakos, Georgia                            15,000      15,000           0
Pappappicco, Mariella                          5,000       5,000           0
Pare, Richard                                  3,341       3,341           0
Perreault, Daniel                              1,600       1,600           0
Petit, Patrice                                 3,137       3,137           0
Pires, Joa                                    20,000      20,000           0
Poulin, Christian                              1,336       1,336           0
Poulopoulos, N                                 5,000       5,000           0
Purcell, Anita                                 1,000       1,000           0
Rea, Karen                                     3,000       3,000           0
Renaud, Denis                                  3,318       3,318           0
Richard, Martin                                1,500       1,500           0
Riopel, Nicole                                 1,400       1,400           0
Rioux, Pierre Sam                              2,015       2,015           0
Roque, Christina                               1,000       1,000           0
Salas Fernandez, Carlos Luis                   1,982       1,982           0
Santucci, Anthony                              1,000       1,000           0
Santucci, Gianni                              10,000      10,000           0
Santucci, Mario                                1,000       1,000           0
Santucci, Mario                               16,500      16,500           0
Sauve, Diane                                   2,000       2,000           0
Shou, Judy                                     1,000       1,000           0
Sistatsis, Georges                             1,000       1,000           0
Stefaros, Bill                                12,000      12,000           0

                                               SHARES BENEFICIALLY OWNED

                                            Before                  After
NAME OF SELLING SECURITY HOLDER            Offering    Offering    Offering

Stinziani, Giovanni                            8,000       8,000           0
Stockden, Gary                                 2,000       2,000           0
Taddeo, Anthony                                1,000       1,000           0
Tartaglia, Nick                                5,929       5,929           0
Tassone, Vittoria                              5,000       5,000           0
Tolias, Maria                                  4,000       4,000           0
Therrien, Eric                                 2,500       2,500           0
Therrien, Ghislaine                            2,500       2,500           0
Tremblay, Marc                                16,700      16,700           0
Trudeau, Wayne                                 3,000       3,000           0
Vaccarella, Vincent                           14,000      14,000           0
Vassiliou, Joanne                              1,000       1,000           0
Vassiliou, Vicky                               3,400       3,400           0
Veilleux, Vincent                              6,661       6,661           0
Virgilio, Giuseppe                             6,500       6,500           0
Ward, Lance                                    1,660       1,660           0
Woods, James                                   5,000       5,000           0
Winikoff, Mark                                 1,000       1,000           0
Zervakos, Georges                             29,000      29,000           0
Zervakos, Georges                              4,989       4,989           0
Zervakos, Kostantinos                          2,000       2,000           0
Zervakos, Melinda                              2,000       2,000           0
Zervakou, Rosa                                 1,000       1,000           0
3101-5464 Quebec inc                          35,000      35,000           0
9008-5085 Quebec inc                          15,000      15,000           0

        (1) Controlled by our President, CEO and Chairman.
        (2) Our Senior Vice President Sales and Marketing and a Director.
        (3) Mr. Pierre Saint-Aubin is a director of this entity.

                                              WARRANTS BENEFICIALLY OWNED*

                                                Before                 After
NAME OF WARRANT HOLDER                         Offering    Offering   Offering

3633730 Canada inc. (1)                        260,954      260,954      0
3633632 Canada inc. (1)                        347,938      347,938      0
Totalcom inc. (1)                               34,794       34,794      0
9035-2899 Quebec inc                            34,794       34,794      0
Denis Renaud                                    26,095       26,095      0
Interlink Investment And Holding                17,397       17,397      0
Chambers Investment And Holding                 17,397       17,397      0
W.A.F.A. Corporation                            75,000       75,000      0
O.S.F.A. Corporation                            75,000       75,000      0
Paul Roy                                        75,000       75,000      0
9064-6167 Quebec inc                            75,000       75,000      0
Maxima Capital Inc. (2)                        375,000      375,000      0
Pierre Saint-Aubin (2)                         104,381      104,381      0
Lipalsc                                        100,800      100,800      0
Majella Boucher                                 12,600       12,600      0
Renee Sylvestre                                 12,600       12,600      0
Daniel Riopel                                   12,600       12,600      0
Steve Larochelle                                12,600       12,600      0
Gerald Deslandes                                12,600       12,600      0
Jocelyne Langelier                              12,600       12,600      0
Alain Chicoine                                  12,600       12,600      0
Gilles Leduc                                    12,600       12,600      0
Monique Petit                                   12,600       12,600      0
Jean-Guy Petit                                  12,600       12,600      0
Patrick Petit                                   12,600       12,600      0
Marcel Hebert                                   12,700       12,600      0
Serge Paquin                                     7,560        7,560      0
Suzie Beauchemin                                 5,040        5,040      0
Ginette Barnabe                                 12,600       12,600      0
Robert Bazinet                                  12,600       12,600      0
Pierre Champagne                                12,600       12,600      0
Serge Cote                                      12,600       12,600      0
Yves Tremblay                                   12,600       12,600      0
Gilles Villemaire                               12,600       12,600      0
Michel Lefebvre                                 12,600       12,600      0
Monique Lussier                                 12,600       12,600      0
Gestion Jacques Plantes inc                     37,800       37,800      0
Denis Adam                                      12,600       12,600      0
Francine Goyette                                12,600       12,600      0
Isabel Marques                                  12,600       12,600      0
Yvan Dery                                       12,600       12,600      0
Danielle Dubuc                                  25,225       25,225      0
Renald Racine                                   12,600       12,600      0
D. et M. Gariepy                                12,600       12,600      0
Louise Beauvolsk                                12,600       12,600      0
Sebastien Leduc                                 12,600       12,600      0
Louise Nadeau                                   12,600       12,600      0
Juliette A. Bourque                             12,600       12,600      0
Richard Bourque                                 12,600       12,600      0
Jean-Jacques Lajoie                             25,225       25,225      0
Paul-Andre Lepage                               12,600       12,600      0
Simon Francoeur                                 12,600       12,600      0
Bruno Girouard                                  12,600       12,600      0
Investissement Dumont                           12,600       12,600      0
Paul Nolin Auto                                 12,600       12,600      0
BBT Consulting Group                           500,000      500,000      0
Addison, Pierre                                  1,000        1,000      0
Akhavan, Hooman                                  2,000        2,000      0

Anagnostaras, Con                                5,000        5,000      0
Anderson, Vivian                                 1,000        1,000      0
Angers, Dyan                                     1,000        1,000      0
Angers, Jocelyne                                 1,000        1,000      0
Angers, Sylvain                                  2,000        2,000      0
Anthabian, Tigran                                1,500        1,500      0
Antun, Emilio                                    2,000        2,000      0
Araujo, Jose                                    15,000       15,000      0
Araujo, Jose                                     5,000        5,000      0
Arvanitakis, Irene                               1,500        1,500      0
Arvanitakis, Maria                               2,000        2,000      0
Audate, Martine                                  1,847        1,847      0
Bachellerie, Yan                                 1,000        1,000      0
Batchelder, Todd                                 1,000        1,000      0
Bao, Nick                                        2,000        2,000      0
Bazinet, Marie-France                           10,000       10,000      0
Bazzarelli, Ernest                               1,000        1,000      0
Beheshti-Zavareth, Hossein                         728          728      0
Beaudin, Bert                                    2,000        2,000      0
Beaulieu, Pauline                                1,981        1,981      0
Beauregard, Micheline                            3,855        3,855      0
Beauregard, Sonia                                1,313        1,313      0
Benoit, Gaetan                                   5,000        5,000      0
Berger, Louise                                   3,000        3,000      0
Blais, Francine                                  1,981        1,981      0
Blais, Sylvain                                     930          930      0
Boivert, Jacques                                 2,000        2,000      0
Bouchard D'amico, Louise                         5,000        5,000      0
Boucher, Yan                                     1,981        1,981      0
Brouillard, M                                    3,220        3,220      0
Bussiere, Robert                                 2,300        2,300      0
Cardinal, Frederic                               1,998        1,998      0
Cardinal, Raymond                                1,146        1,146      0
Cardinal, Carole                                 1,153        1,153      0
Calisto, Mike                                    2,000        2,000      0
Campagnale, Vince                                2,000        2,000      0
Cannuli, Diane                                   1,000        1,000      0
Carnevale, Benny                                 1,500        1,500      0
Carruthers, William                             33,000       33,000      0
Chiminian, Hagop                                 1,000        1,000      0
Christofaro, Joseph                              2,650        2,650      0
Chu, Kun Chu                                    30,000       30,000      0
Coiteux, F                                       3,250        3,250      0
Collins, Ginette                                 2,000        2,000      0
Cote, Michel                                     6,661        6,661      0
Cote, Pierre-Paul                                2,740        2,740      0
Courchesne, Lyne                                 1,000        1,000      0
Cunningham, Diane                                1,000        1,000      0
Daigle, Claude                                   5,000        5,000      0
D'Amico, Carlo                                   1,500        1,500      0
Dansereau, J. F                                  1,417        1,417      0
Daviau, Louise                                   9,800        9,800      0
De Nardis, Luigi                                10,000       10,000      0
De Nardis, Mena                                  1,000        1,000      0
Deruyter, Ellen                                  2,670        2,670      0
Desjardins, G                                   20,000       20,000      0
Disalvo, Joseph                                  5,000        5,000      0
Dore, Michelle                                   5,274        5,274      0
Dolar, Jirayr                                   10,000       10,000      0
Dulude, Valerie                                  4,000        4,000      0
Dugas, Yves                                        975          975      0
Ediflex inc                                      3,318        3,318      0
Edition Louis Martin                             3,318        3,318      0
Eliopoulos, Georges                              2,000        2,000      0
Fafard, Andree                                  14,400       14,400      0

Favas, Emanuel                                  11,936       11,936      0
Felsher, Melvyn                                 10,000       10,000      0
Ferner, Susan                                    2,000        2,000      0
First-Guardian International Corporation        10,000       10,000      0
Fontaine, Bernard                                1,600        1,600      0
Ford, Marjorie                                  20,000       20,000      0
Fortier, Denis                                   4,000        4,000      0
Foster, Linda J                                  2,000        2,000      0
Furman, Mitchel                                  2,000        2,000      0
Giannini, Giuseppe                               3,000        3,000      0
Goldfinch, Stephanie                             1,000        1,000      0
Gravas, Spiros et Arvanitakis, Panayiota         2,000        2,000      0
Guerin, Carl                                     2,665        2,665      0
Guerin, Gilles                                   3,961        3,961      0
Guerin, Jean-Francois                            1,336        1,336      0
Guernon, Jean                                    3,278        3,278      0
Hancock, Richard                                10,000       10,000      0
Hancock, Richard                                 4,989        4,989      0
Harel, Hubert                                   10,000       10,000      0
Hartvigsen, Kris                                 1,200        1,200      0
Hebert, Fernande                                10,000       10,000      0
Hebert, Jean                                    23,300       23,300      0
Hebert, Jean                                    23,396       23,396      0
Hoyt, Randy                                      1,000        1,000      0
Jamalouden, Nazmoon                             15,000       15,000      0
Kaklamanos, Leonidas                             3,000        3,000      0
Kalafatidis, James                               3,400        3,400      0
Kastelorizios, Maria                             8,000        8,000      0
Karteris, Maria                                 13,422       13,422      0
Karteris, John                                  16,680       16,680      0
Karteris, John                                  16,780       16,780      0
Kirakossian, Garabet                            11,000       11,000      0
Kirakossian, Hourie                              2,500        2,500      0
Kirakossian, Vartivar                            6,000        6,000      0
Lachapelle, Sylvain                              5,200        5,200      0
Lacroce, Vincenzo                                3,000        3,000      0
Lalande, Sophie                                  3,000        3,000      0
Lamorgese, Caroline                              1,000        1,000      0
Lamorgese, Tony                                  2,000        2,000      0
Lanoie, Pierre                                     230        2,130      0
Laverdiere, Chantal                              1,000        1,000      0
Lebel, Yannick                                   1,000        1,000      0
Leroux, Guylaine                                 8,000        8,000      0
L.I.B. Invest. Club                              2,000        2,000      0
Lintzeris, Peter                                 2,000        2,000      0
Luniewski, Renee                                 2,000        2,000      0
Mady, Chady                                      3,014        3,014      0
Malenfant, Robert                               20,700       20,700      0
Malenfant, Veronique                             7,950        7,950      0
Marcos, Marcel                                   1,000        1,000      0
Markov, Nikolaos                                 1,500        1,500      0
Martin, Jacques                                 50,000       50,000      0
Martin, Philippe                                 2,000        2,000      0
Martinez, Alvaro                                 2,000        2,000      0
Mathieu, Josee                                   4,916        4,916      0
Mineo, Serge                                     1,000        1,000      0
Morazain, Luc                                    2,000        2,000      0
Morel, Remy                                        600          600      0
Morin, Pierre                                    9,460        9,460      0
Morissette, Solange                                900          900      0
Morgia, Anne-Marie                               1,000        1,000      0
Muller, Peter                                    1,000        1,000      0
Natale R. Gennaro                                8,000        8,000      0
Pacheco John et Pacheco Joe                      1,313        1,313      0
Panaccione, Fabio                               10,000       10,000      0

Papadakos, Georgia                              15,000       15,000      0
Pappappicco, Mariella                            5,000        5,000      0
Pare, Richard                                    3,341        3,341      0
Perreault, Daniel                                1,600        1,600      0
Petit, Patrice                                   3,137        3,137      0
Pires, Joa                                      20,000       20,000      0
Poulin, Christian                                1,336        1,336      0
Poulopoulos, N                                   5,000        5,000      0
Purcell, Anita                                   1,000        1,000      0
Rea, Karen                                       3,000        3,000      0
Renaud, Denis                                    3,318        3,318      0
Richard, Martin                                  1,500        1,500      0
Riopel, Nicole                                   1,400        1,400      0
Rioux, Pierre Sam                                2,015        2,015      0
Roque, Christina                                 1,000        1,000      0
Salas Fernandez, Carlos Luis                     1,982        1,982      0
Santucci, Anthony                                1,000        1,000      0
Santucci, Gianni                                10,000       10,000      0
Santucci, Mario                                  1,000        1,000      0
Santucci, Mario                                 16,500       16,500      0
Sauve, Diane                                     2,000        2,000      0
Shou, Judy                                       1,000        1,000      0
Sistatsis, Georges                               1,000        1,000      0
Stefaros, Bill                                  12,000       12,000      0
Stinziani, Giovanni                              8,000        8,000      0
Stockden, Gary                                   2,000        2,000      0
Taddeo, Anthony                                  1,000        1,000      0
Tartaglia, Nick                                  5,929        5,929      0
Tassone, Vittoria                                5,000        5,000      0
Tolias, Maria                                    4,000        4,000      0
Therrien, Eric                                   2,500        2,500      0
Therrien, Ghislaine                              2,500        2,500      0
Tremblay, Marc                                  16,700       16,700      0
Trudeau, Wayne                                   3,000        3,000      0
Vaccarella, Vincent                             14,000       14,000      0
Vassiliou, Joanne                                1,000        1,000      0
Vassiliou, Vicky                                 3,400        3,400      0
Veilleux, Vincent                                6,661        6,661      0
Virgilio, Giuseppe                               6,500        6,500      0
Ward, Lance                                      1,660        1,660      0
Woods, James                                     5,000        5,000      0
Winikoff, Mark                                   1,000        1,000      0
Zervakos, Georges                               29,000       29,000      0
Zervakos, Georges                                4,989        4,989      0
Zervakos, Kostantinos                            2,000        2,000      0
Zervakos, Melinda                                2,000        2,000      0
Zervakou, Rosa                                   1,000        1,000      0
3101-5464 Quebec inc                            35,000       35,000      0
9008-5085 Quebec inc                            15,000       15,000      0
                                                                               -

        * We are registering the shares underlying the warrants. References in the chart to "Warrants" before or after sale are all references to the underlying shares. The list has been presented in two parts to distinguish between the actual shares and the shares underlying the warrants. Each warrant is exercisable into one share of Class B Common Stock at a price of $1.10.

        (1) Controlled by our President, CEO and Chairman.
        (2) Our Senior Vice President Sales and Marketing and a Director.
        (3) Mr. Pierre Saint-Aubin is a director of this entity.

                                  LEGAL MATTERS

               Certain legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

                                     EXPERTS

               Our audited financial statements as of October 31, 1999 and for the fiscal year then ended are included herein and in the registration statement in reliance upon the report of Mark Cohen C.P.A., an independent certified public accountant, appearing elsewhere herein, and upon the authority of said person as an expert in accounting and auditing.

                                Mark Cohen C.P.A.
                           1772 East Trafalgar Circle
                               Hollywood, Fl 33020
                                (954) 922 - 6042
                          ----------------------------

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors
GSI Technologies USA, Inc.

We have audited the accompanying balance sheet of GSI Technologies USA, Inc. (a company in the development stage) as of October 31, 1999 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the year ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GSI Technologies USA, Inc. at October 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has experienced an operating loss that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/Mark Cohen
Mark Cohen C.P.A.
A Sole Proprietor Firm


Hollywood, Florida
December 23, 1999

                                 BALANCE SHEET

                                     Assets
                                     ------

Current Assets
     Cash and cash equivalents                           $   350,019
     Receivables, net                                         90,985
                                                         -----------
       Total current assets ..                               441,004
Other assets                                                 797,808
                                                         -----------
       Total assets                                      $ 1,238,812
                                                         ===========


                      Liabilities and Shareholder's Equity
                      ------------------------------------

Current Liabilities
    Accounts payable                                     $   119,000
    Note Payable                                             279,667
    Other current liabilities                                 58,190
                                                         -----------
      Total current liabilities                              456,857

Shareholder's Equity
    Common Stock, class A, $1.00 par value; authorized          --
         5,000,000 shares; issued and
         outstanding none in 1999
    Common Stock, class B, $.001 par value; authorized        19,608
         55,000,000 shares; issued and
         outstanding 19,608,372 in 1999
    Paid in Capital                                        1,021,877
    Deficit accumulated during the development stage        (259,530)
                                                         -----------
      Total Shareholder's Equity                             781,956
                                                         -----------
       Total liabilities and shareholder's equity        $ 1,238,812
                                                         ===========

                                INCOME STATEMENT

                                                        Year Ended
                                                    October 31, 1999
                                                    ------------------
Operating Expenses:
       Selling, general and administrative expenses   $   259,530

                                                      -----------
Net Loss                                              $  (259,530)
                                                      ===========

Basic weighted average common shares outstanding        6,185,628
                                                      ===========

Basic Loss per common share                           $   (0.0420)
                                                      ===========

                                                               EQUITY
                                                                                                               Accumulated
                                                  Common Class A         Common Class B                        Deficit
                                                  -------------- -----------------------------                 during
                                                                              Par                   Paid in    Development  Cost per
                                                  Shares  Amount   Shares     Value    Amount       Capital    Stage        Share
                                                  ------  ------ ----------   ------   -------      --------   ---------    --------
Balance, beginning:                                  --   $ --           --       --   $    --      $     --   $      --       --

June 30, 1999
  Proceeds from the sale of Class B                  --     --   18,085,472     0.00    18,085            --          --    0.001

September 16, 1999
  Contract Settlement - BBT Consulting Group, Inc.   --     --      500,000     0.00       500            --          --    0.001

October 22, 1999
  Proceeds from the sale of Class B through          --     --      384,700     0.00       385       384,315          --    1.000
  circular offering

October 26, 1999
  Issuance of stock to GSI Technologies              --     --      600,000     0.00       600       599,400          --    1.000
  (3529363 Canada Inc.) for license rights

October 27, 1999
  Proceeds from the sale of Class B through          --     --       18,000     0.00        18        17,982          --    1.000
  circular offering

October 29, 1999
  Proceeds from the sale of Class B through          --     --       20,200     0.00        20        20,180          --    1.000
  circular offering

Net loss year ended October 31, 1999                                    --       --        --            --    (259,530)      --
                                                     --   ----   ----------   ------    ------    ----------   ---------    -----

Balance, ending:                                     --   $ --   19,608,372   $0.00$   $19,608    $1,021,877   $(259,530)   0.053
                                                     ==   ====   ==========   ======   =======    ==========   =========    =====

                     CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                   $  (259,530)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
              Depreciation and amortization                               2,192
Changes in Operating assets and liabilities:
              Accounts Receivable                                       (90,985)
              Accounts Payable and Accrued Liabilities                  177,190
                                                                    -----------

Net cash provided by/(used in) operating activities                    (171,134)


                     CASH FLOWS FROM INVESTING ACTIVITIES:

License rights                                                         (800,000)
                                                                    -----------

Net cash provided by/(used in) investing activities                    (800,000)


                     CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Notes payable, principally related parties                            279,667
  Sales of common stock                                                 440,985
  Issuance of stock for license rights, principally related parties     600,000
  Issuance of stock for contract settlement                                 500
                                                                    -----------

Net cash provided by/(used in) financing activities                   1,321,152
                                                                    -----------


Net increase (decrease) in cash and cash equivalents                    350,019
Cash and cash equivalents, beginning of period                             --
                                                                    -----------

Cash and cash equivalents, end of period                            $   350,019
                                                                    ===========

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                           Year Ended OCTOBER 31, 1999
                   ------------------------------------------

Basis of accounting:

     GSI Technologies USA, Inc. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

Management estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of financial instruments:

     The carrying amounts of cash and equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short duration of these instruments.

Impairment of long-lived assets:

     Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. Intangible assets have been written down to their net estimated realizable value.

Cash and cash equivalents:

     The  Company   considers  all  highly  liquid   investments  with  original
     maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

Receivables:

     The Company believes that the carrying amount of receivables at October 31, 1999 approximates the fair value at such date.

License rights:

     License rights are recorded at cost, less accumulated amortization. Licenses are amortized to operations using the straight-line method over the remaining term.

Per share amounts:

     Loss per share is computed by dividing net loss by the weighted average number of shares outstanding throughout the year.

Recent Accounting Pronouncements:

     The Statement of Financial Accounting Standards Board (SFAS) No. 130, "Reporting Comprehensive Income," was issued by the Financial Accounting Standards Board (FASB) in June 1997. This Statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income including, among other things, foreign currency translation adjustments and unrealized gains and losses on certain investments in debt and equity securities. Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about operating segments in annual financial statements, and requires that an enterprise report selected information about operating segments in interim reports issued to shareholders. Both of these Statements are effective for fiscal periods beginning after December 15, 1997. The Company does not expect the adoption of these statements to have a material impact on its financial condition or results of operations.

                           GSI TECHNOLOGIES USA, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINANCIAL STATEMENTS
                           Year Ended October 31, 1999
                      ------------------------------------

1.   Organization and business

     GSI Technologies USA, Inc., formerly I.B.C. Corporation, was incorporated in the State of Delaware on July 06, 1998. The Company participates in the Information Technology (IT) industry, specializing in broadcasting solutions principally for advertisers and others seeking to reach the greatest number of "viewers per day" as well as to achieve other commercial and public service objectives. The basic advanced technology available to the company by way of a Master Licensing agreement is the successful integration of various hardware components and specialty software for the transmission of broadcast signals in real time via the Internet to remote locations. Using its universal transcoder system, the company has a unique capability in broadcasting from a central server to full video screens in remote locations anywhere in the world. The system is capable of updating pinpoint information minute by minute by way of video compressing systems and other fully automated software systems.

2.   Concentrations of credit risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. The credit risk associated with cash and cash equivalents is considered low due to the credit quality of the financial institutions. The Company maintains, when appropriate, an allowance for uncollectible receivables. Therefore, no additional credit risk beyond amounts provided for collection losses is believed inherent in the Company's receivables and to date have been within management's expectations.

3.   Details of financial statement components

        Receivables:
           Receivable - GSI Technologies, Canada            $   18,085
           Receivable - Maxima Capital                          72,900
                                                            ----------
                                                            $   90,985

        Other Assets:
           License rights                                   $  800,000
           Accumulated amortization                             (2,192)
                                                            ----------
                                                            $  797,808

        Other Current Liabilities:
           Due to A. Adouelouafa                            $    5,900
           Accrued Expenses                                     52,290
                                                            ----------
                                                            $   58,190

4.   Commitments, contingencies and litigation
        OTC Bulletin Board Listing:
          The company contracted on September 16, 1999 with BBT Consulting Group Ltd. to assist in obtaining a (NASDAQ) OTC Bulletin Board listing of its common shares. The agreement states a fee of $50,000.00 to BBT Consulting Ltd.. all of which has been accrued in the financial statements.

        Employment Contracts:

          On October 29, 1999, the Company executed a three year employment agreement (which starts on January 01, 2000) with its President, Mr.
          J. Michel de Montigny.

          On October 29, 1999, the Company executed a one year employment agreement (which starts on January 01, 2000) with its Vice President Finance, Mr. James Hone.

        Year 2000 compliance:

          The year 2000 issue is the result of computer programs being written using two (2) digits rather than four (4) digits to define the year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This problem could force computers to either shut down or provide incorrect data or information. The Company utilizes generic software programs developed, maintained and upgraded by independent computer software providers. In response to the year 2000 issue, management is of the opinion that the providers of these software programs will resolve the date sensitive issue so that all critical systems will be in compliance prior to the year 2000. The Company does not anticipate any material adverse impact on the business.

        Going Concern:

          The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The company reported a net loss of $259,530 for the year ended October 31, 1999. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $171,134 from inception. To date, this has been financed principally through the sale of common stock ($440,985) and short term debt ($279,667) which is related party debt. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations. Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and seek new expansive areas in broadcasting solutions. In October 1999, the Company acquired the licensing rights to market the technology, processes, methods and techniques to provide electronic advertising services on a commercial basis. Management anticipates that an additional investment of several million dollars will be needed to develop an effective sales and marketing program and fund purchases of future acquisitions before the organization will generate sufficient cash flow from operations to meet current operating expenses and overhead.

5.   Comprehensive income (loss)

          The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. The adoption of this statement did not result in a change in the Company's disclosure.

6.   Related Parties

        Note payable to stockholder:

          The company has a note payable dated October, 31, 1999 in the amount of $279,667 to GSI Technologies (3529363 Canada Inc.), a shareholder of the company. This note is for settlement of payment for license rights agreement of $200,000 and reimbursements of expenditures in the amount of $79,667 paid by GSI Technologies (3529363 Canada Inc.) during the fiscal year ended October 31, 1999 on behalf of GSI Technologies USA, Inc. The note is unsecured and bears interest of prime plus two percent and matures on October 31, 2000.

        Issuance of stock for license rights:

          On October 26,  1999,  the  Company  issued  600,000  shares of common stock, class B, to GSI Technologies (3529363 Canada Inc.), a shareholder of the company, in settlement of the license rights agreement in the amount of $600,000.

        Accrued financing expenses:

          On October 31, 1999, the Company accrued financing expenses in the amount of $10,000 due to Totalcom Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering. Mr. J. Michel de Montigny is a 49 percent shareholder of Totalcom Inc. as well.

          On October 31, 1999, the Company accrued financing expenses in the amount of $15,000 due to 3633730 Canada Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering. Mr. J. Michel de Montigny is a 100 percent shareholder of 3633730 Canada Inc. as well.

          On October 31, 1999, the Company accrued financing expenses in the amount of $15,000 due to 9035-2899 Quebec Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering.

          On October 31, 1999, the Company accrued financing expenses in the amount of $86,500 due to Maxima Capital Inc., a shareholder of the company. This amount is for finder fees associated with the circular offering. Mr. Pierre Saint-Aubin is the Director of Maxima Capital Inc. and a shareholder of GSI Technologies USA, Inc.

        Professional services:

          On August 17, 1999, the Company entered into an agreement with Maxima Capital Inc., a shareholder of the company, for consulting services related to obtaining an OTC Bulletin Board listing. The fee for such services totaled $12,000 of which $7,500 has been accrued in the financial statements. Mr. Pierre Saint-Aubin is a Director of Maxima Capital Inc. and a shareholder of GSI Technologies USA, Inc.

7.   Income Taxes

          The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

8.   Warrants and Options

          On June 30, 1999, the Company issued 2,174,000 warrants to founding shareholders. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $1.10.

          On September 16, 1999, the Company issued 500,000 warrants to BBT Consulting Group, Inc. as part of its contractual agreement to obtain a (NASDAQ) OTC Bulletin Board listing of its common shares. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $1.10.

          From October 22, 1999 to October 29, 1999, the Company, in accordance with it offering circular to sell no less than 300,000 and up to 1,000,000 units (each unit consisting of one (1) share of common stock and (1) warrant), sold 422,900 shares of common stock. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

          On October 29, 1999, the Company executed a three year employment agreement (which starts on January 01, 2000) with its President, Mr.
          J. Michel de Montigny, which allows the purchasing of up to 500,000 warrants at $1.10 cents per warrant during his employment.

9.   Earnings (Loss) per common share

          Basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period.

10.  Subsequent Events

        Circular Offering:

          From November 01, 1999 to November 30, 1999, the Company, in accordance with it offering circular to sell no less than 300,000 and up to 1,000,000 units (each unit consisting of one (1) share of common stock and (1) warrant), completed its offering by selling the remaining 577,100 shares of common stock. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10.

        Office rent agreement:

          On November 01, 1999, the company entered into an office rent agreement with Fernand Lamothe Inc. for office space. This agreement is for a term of 1 year and the annual rental amount is $3,816. Mr. Fernand Lamothe, the president of Fernand Lamothe Inc., is also the President of Power Group Consultants, LLC., a shareholder in GSI Technologies USA, Inc.

        Consulting agreement:

          On November 04, 1999, the Company entered into a consulting agreement with Power Group Consultants, LLC., a shareholder of the company. The fee is $10,000 and relates to preparation of financial statements for management and assisting management throughout the audit of the October 31, 1999 financial statements.

                   -----------------------------------------


                        11,407,206 Shares of Common Stock




                            GSI TECHNOLOGIES USA INC.




                                   PROSPECTUS



                              _____________ , 2000



                   -----------------------------------------


You should only rely on the information contained in this document or other information that we refer you to. We have not authorized anyone to provide you with any other information that is different . You should note that even though you received a copy of this Prospectus, there may have been changes in our affairs since the date of this Prospectus. This Prospectus does not constitute an offer to sell securities in any jurisdiction in which such offer or solicitation is not authorized


TABLE OF CONTENTS                          PAGE

Page

Available Information                                2
Risk Factors                                         3
Special Note Regarding
    Forward-Looking Statements                       9
Summary Historical Financial
    Information                                      9
Plan of Operations                                  10
Use of Proceeds                                     13
Business                                            14
Management                                          22
Security Ownership of Certain
    Beneficial Owners and Management                24
Executive Compensation                              24
Certain Relationships and Related Transactions      25
Disclosure of Commission Position
    on Indemnification for Securities
    Act Liability                                   26
Description of Securities                           26
Plan of Distribution                                28
Selling Stockholders                                28
Legal Matters                                       40
Experts                                             40
Financial Statements                                F-

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.           Other Expenses of Issuance and Distribution

                    The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee .......................           $ 3,568
Accountants' Fees ............................................           $15,000
Legal Fees ...................................................           $20,000
Company's Administrative Expenses ............................           $30,000
Printing and engraving .......................................           $10,000
Miscellaneous ................................................           $ 1,432

TOTAL ........................................................           $80,000
                                                                         =======

Item 14.   Indemnification of Directors and Officers.

Neither our By-Laws nor our Certificate of Incorporation currently provide indeminification to our officers and directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

Item 15.   Recent Sales of Unregistered Securities

                    In June 1999, Registrant sold an aggregate of 18,085,472 shares at par value and issued an aggregate of 2,174,000 warrants to purchase one share of Class B Common Stock at $1.10. All of shares were restricted and were issued pursuant to the exemption from registration contained in Regulation S.

                    In September 1999, Registrant issued 500,000 restricted shares to one consultant as payment for consulting services pursuant to the exemption from registration contained in Section 4(2).

                    In October 1999, Registrant issued 600,000 restricted shares to an affiliated entity as a licensing fee. This issuance was pursuant to the exemption from registration contained in Section 4(2).

                    In October/November 1999, Registrant sold 1,000,000 units consisting of one share of Class B Common Stock and one warrant to purchase one share of Class B Common Stock at a price of $1.10. The Units were sold pursuant to the exemptions from registration contained in Regulation S and Regulation D, Rule 506.

Item 16.   Exhibits and Financial Statements Schedules.

            3.1             Certificate of Incorporation, as amended
            3.2             By-Laws
            4.1             Specimen Common Stock Certificate
            4.2             Specimen Warrant Certificate
            5               Opinion of Heller, Horowitz & Feit, P.C.
           10.1             Master License Agreement between GSI Technologies
                            USA Inc. and GSI Technologies (3529363 Canada Inc.)
           23.1             Consent of Heller, Horowitz & Feit, P.C.
                            (included in the Opinion filed as Exhibit 5)
           23.2             Consent of Mark Cohen, C.P.A.
           27               Financial Data Schedule
---------------

Item 17.   Undertakings.
           ------------

                    The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                            (ii) Reflect in the  prospectus  any facts or events
                    which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                            (iii) Include any material  information with respect
                    to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                            (iv) Include any additional or changed material information on the plan of distribution.

                    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

                    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

                    In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the _____ day of February 2000.

                                  GSI TECHNOLOGIES USA INC.


                                  By: /s/J. Michel de Montigny
                                      J. Michel de Montigny, President and CEO

                    In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

Signature                      Title                          Date


/s/J. Michel de Montigny
J. Michel de Montigny          President, Chief               February 10, 2000
                               Executive Officer
                               and Chairman


/s/James A. Hone
James A. Hone                  Senior Vice President          February 10, 2000
                               Administration, Chief
                               Financial Officer
                               and Director


/s/Michel Laplante
Michel Laplante                Vice President
                               Sales and Marketing
                               and Director                   February 10, 2000

                                  Exhibit 3.1

                                STATE of DELAWARE
                CERTIFICATE of INCORPORATION, AS AMENDED TO DATE
                               A STOCK CORPORATION

FIRST: The name of the corporation is GSI  Technologies  USA Inc.

SECOND: It's registered office in the State of Delaware is to be located at 1, Center, Suite 600, Twelfth & Orange Streets, Wilmington, New Castle County, DE 19899-0511.

THIRD: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The  amount  of the  total  authorized  stock of this  corporation  is:
5,000,000 of Class A common stock having 1.00 par value and 55,000,000 of Class B common stock having .001 par value.

FIFTH: The name of the incorporator is Access Incorporation Services, 21550 Oxnard Street, Suite 300, Woodland Hills, CA 91367.

                  I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate and do certify that the facts herein stated are true.

                                  Exhibit 3.2

                                    BY - LAWS

                                       OF

                            GSI TECHNOLOGIES USA INC.

                         ------------------------------



                               ARTICLE I - OFFICES

SECTION 1. REGISTERED OFFICE. The registered office shall be established and maintained at 721 S.E. 17th Street, suite 200, Fort Lauderdale in the state of Florida.

SECTION 2. OTHER OFFICES. The corporation may have other offices, either within or without the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the corporation may require.

                      ARTICLE II - MEETING OF STOCKHOLDERS

SECTION I. ANNUAL MEETINGS. Annual meetings of stockholders for the election of directors and for such other business as may be stated in the notice of the meeting, shall be held at such place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and as set forth in the notice of the meeting. In the event the Board of Directors fails to so determine the time, date and place of meeting, the annual meeting of stockholders shall be held at the registered office of the corporation in Florida on 721 S.E. 17th Street, suite 200, Fort Lauderdale.

If the date of the annual meeting shall upon a legal holiday, the meeting shall be held on the next succeeding business day. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2. OTHER MEETINGS. Meetings of stockholders for any purpose other than the election of directors may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

SECTION 3. VOTING. Each stockholder entitled to vote in accordance with the terms and provisions of the Certificate of Incorporation and these By-Laws shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder, but no proxy shall be voted after three years from its date unless such proxy provides for a longer period. Upon the demand of any stockholder, the vote for directors and upon any question before the meeting shall be by ballot. All elections for directors shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

SECTION 4. STOCKHOLDER LIST.The officer who has charge of the stock ledger of the corporation shall at least 10 days before each meeting of stockholders prepare a complete alphabetical addressed list of the stockholders entitled to vote at the ensuing election, with the number of shares held by each. Said list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held. Which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall be available for inspection at the meeting.

SECTION 5. QUORUM. Except as otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding twenty percent (20 %) of the stock of the corporation entitled to vote shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournment thereof.

SECTION 6. SPECIAL MEETINGS. Special meetings of the stockholders, for any purpose, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the directors or stockholders entitled to vote. Such request shall state the purpose of the proposed meeting.

SECTION 7. NOTICE OF MEETINGS. Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat at his address as it appears on the records of the corporation, not less than ten nor more than fifty days before the date of the meeting.

SECTION 8. BUSINESS TRANSACTED. No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote threat.

SECTION 9. ACTION WITHOUT MEETING. Except as otherwise provided by the Certificate of Incorporation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken in connection with any provisions of the statutes or the Certificate of Incorporation or these By-Laws, the meeting and vote of stockholders who would have been entitled by vote upon the action if such meeting were held, shall consent in writing to such corporate action being taken.


                             ARTICLE III - DIRECTORS

         SECTION 1. NUMBER AND TERM. The number of directors shall be three (3). The directors shall be elected at the annual meeting of the stockholders and each directors shall be elected to serve until his successor shall be elected and shall qualify. The number of directors nay not be less than three (3) except where all the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three
(3) but not less than the number of stockholders.

         SECTION 2. RESIGNATIONS. Any director, member of a committee or other officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

         SECTION 3. VACANCIES. If the office of any director, member of a committee or other officer becomes vacant, the remaining directors in office, though less than a quorum by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for unexpired term and until his successor shall be duly chosen.

         SECTION 4. REMOVAL. Any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote, at a special meeting of the stockholders called for a purpose and the vacancies thus created may be filled at the meeting held for the purpose of removal, by the affirmative vote of a majority in interest of the stockholders entitled to vote.

         SECTION 5. INCREASE OF NUMBER. The number of directors may be increased by amendment of these By-Laws by the affirmative vote of a majority of the directors, though less than a quorum, or, by the affirmative vote of a majority in interest of the stockholders, at the annual meeting or at a special meeting called for that purpose, and by like vote the additional directors may be chosen at such meeting to hold office until the next annual election and until their successors are elected and qualify.

         SECTION 6. COMPENSATION. Directors shall not receive any stated salary for their services as directors or as a member of committees, but by resolution of the board a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent or otherwise, and receiving compensation thereof.

         SECTION 7. ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, if prior to such action a written consent thereto is signed by all members of the board, or such committee as the case may be, and such written consent is filed with the minutes of proceedings of the board or committee.
                              ARTICLE IV - OFFICERS

         SECTION 1. OFFICERS. The officers of the corporation shall consist of a President, a Treasurer, and a Secretary, and shall be elected by the Board of Directors and shall hold office until their successors are elected and qualified. In addition, the Board of Directors may elect a Chairman, one or more Vice-Presidents and such Assistant Secretaries and Assistant Treasurers as it may deem proper. None of the officers of corporation need be directors. The officers shall be elected at the first meeting of the Board of Directors after each annual meeting. More than two offices may be held by the same person.

         SECTION 2. OTHER OFFICERS AND AGENTS.The Board of Directors may appoint such officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such power and perform such duties as shall be determined from time to time by the Board of Directors.

         SECTION 3. CHAIRMAN. The Chairman of the Board of Directors if one be elected, shall preside at all meeting of the Board of Directors and he shall have and perform such other duties as from time to time may be assigned to him by the Board of Directors.

         SECTION 4. PRESIDENT. The President shall be the chief executive officer of the corporation and shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation. He shall preside at all meeting of the stockholders if present thereat, and in the absence or non-election of the Chairman of the Board of Directors, at all meeting of the Board of Directors, and shall have general supervision, direction and control of the business of the corporation. Except as the Board of Directors shall authorize the execution thereof in some other manner, he shall execute bonds, mortgages, and other contracts in behalf of the corporation, and shall cause the seal to be affixed to any instrument requiring it and when so affixed the seal shall be attested by the signature of the Secretary or the Treasurer or an Assistant Secretary or an Assistant Treasurer.

         SECTION 5. VICE-PRESIDENT. Each Vice-President shall have such powers and shall perform such duties as shall be assigned to him by the directors.

         SECTION 6. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the corporation. He shall deposit all moneys and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

         The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, or the President, taking proper vouchers for such disbursements. He shall render to the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond for the faithful discharge of his duties in such amount and with such surety as the board shall prescribe.

         SECTION 7. SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these By-Laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the President, or by the directors, or stockholders, upon whose requisition the meeting is called as provided in these By-Laws. He shall record all the proceedings of the meetings of the corporation and of directors in a book to be kept for that purpose. He shall keep in safe custody the seal of the corporation, and when authorized by the Board of Directors, affix the same to any instrument requiring it, and when so affixed, it shall be attested by his signature or by the signature of any assistant secretary.

         SECTION 8. ASSISTANT TREASURERS & ASSISTANT SECRETARIES. Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall assigned to them, respectively, by the directors.

                                    ARTICLE V

         SECTION 1. CERTIFICATES OF STOCK. Every holder of stock in the corporation shall entitled to have a certificate, signed by, or in the name of the corporation by, the chairman or vice-chairman of the board of directors, or the president or a vice-president and the treasurer or an assistant treasurer, or the secretary of the corporation, certifying the number of shares owned by him in the corporation. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as other wise provided in section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock of such preferences and/or rights. Where a certificate is countersigned (1) by a transfer agent other than the corporation or its employee, or (2) by a registrar other than the corporation or its employee, the signatures of such directors may be facsimiles.

         SECTION 2. LOST CERTIFICATES. New certificates of stock may be issued in the place of any certificate therefore issued by the corporation, alleged to have been lost or destroyed, and the directors may, in their discretion, require the owner of the lost or destroyed certificate or his legal representatives, to give the corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the corporation against it on account of the alleged loss of any such new certificate.

         SECTION 3. TRANSFER OF SHARES. The shares of stock of the corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other persons as the directors may designate, by who they shall be cancelled, and new certificates shall thereupon be issued. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

         SECTION 4. STOCKHOLDERS RECORD DATE. In order that the corporation may determine the stockholders entitled to notice of or vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the day of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

         SECTION 5. DIVIDENDS. Subject to the provisions of the Certificate of Incorporation the Board of Directors may, out of funds legally available thereof at any regular or special meeting, declare dividends upon the capital stock of the corporation as and when they deem expedient. Before declaring any dividends there may be set apart out of any funds of the corporation available for dividends,  such  sum or  sums as the  directors  from  time  to  time in  their discretion deem proper working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the directors shall deem conducive to the interests of the corporation.

         SECTION 6, SEAL. The corporate seal shall be circular in form and shall contain the name of the corporation, the year of its creation and the worlds "CORPORATE SEAL DELAWARE". Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

         SECTION 7. FISCAL YEAR. The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

         SECTION 8. CHECKS. All checks, drafts, or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by the officer or officers, agent or agents of the corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

         SECTION 9. NOTICE AND WAIVER OF NOTICE. Whenever any notice is required by these By-Laws to be given, personal notice is not meant unless expressly stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his address as it appears in the records of the corporation, and such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by statute.

         Whenever any notice whatever is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the corporation or these By-Laws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed proper notice.

          ARTICLE VI - CLOSE CORPORATIONS : MANAGEMENT BY SHAREHOLDERS

         If the certificate of Incorporation of the corporation states that the business and affairs of the corporation shall be managed by the shareholders of the corporation rather than by a board of directors, then, whenever the context so requires the shareholders of the corporation shall be deemed the directors of the corporation for purpose of applying any provision of these By-Laws.

                            ARTICLE VII - AMENDMENTS

         These By-Laws may be altered and repealed and By-Laws may be made at any annual meeting of the stockholders or at any special meeting thereof if notice thereof is contained in the notice of such special meeting by the affirmative vote of a majority of the stock issued and outstanding or entitled to vote thereat, or by the regular meeting of the Board of Directors, at any regular meeting of the Board of Directors, or at any special meeting of the Board of Directors, if notice is contained in the notice of such special meeting.

                                  Exhibit 4.1

                          FORM COMMON STOCK CERTIFICATE

                           GSI TECHNOLOGIES USA, INC.
              Incorporated under the Laws of the State of Delaware
               Authorized Capital Stock 55,000,000 Shares Class B
                                Par Value $0.001

         No.                                                 Shares

                                                             CUSIP 981918 10 5

THIS CERTIFIES THAT             IS THE OWNER OF

Fully paid and non-assessable shares of GSI TECHNOLOGIES USA, INC. Common Stock transferable only on the books of the Corporation, in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Certificate of Incorporation and the Bylaws of this Corporation, and all amendments thereto, copies of which are on file at the principal office of this Corporation. In Witness Whereof, the said Corporation has caused this Certificate to be signed by the facsimile signatures of its duly authorized officers and to be sealed with the facsimile seal of this Corporation. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.

         WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:
                             [SEAL]
         /s/                                                   /s/
      Secretary                                                President


                              Countersigned
                              Intercontinental Registrar and Trust Agency, Inc.


                            By:_______________________________________
                                Transfer Agent and Registrar Authorized Person

Reverse Side of Stock Certificate

         Signatures must be guaranteed by a firm which is a member of a registered national stock exchange; or by a bank or a trust company. The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenants in common     UNIF FIT MIN ACT-________Custodian__________
                                                     (Cust)            (Minor)
TEN ENT - as tenants by the
          entireties under Uniform Gifts to Minors

JT TEN - as joint tenants with right of         Act__________________________
survivorship and not as tenants in common             (State)

     Additional abbreviations may also be used though not in the above list.

For Value Received,_____________________________hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

------------------------------------------------

------------------------------------------------


------------------------------------------------------------------
(Please print or typewrite name and address including zip code of assignee)

-----------------------------------------------------------------

------------------------------------------------------------------

__________________________________________________________ shares of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint ______________________ Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated_________________________

               -------------------------------------------------
               NOTICE: The signature to this assignment must correspond with the name as written upon the face of the Certificate, in every particular, without alteration or enlargement or any change whatever. The signature must be medallion guaranteed by an eligible guarantor institution with membership in an approved signature medallion guarantee program pursuant to S.E.C. Rule 17AD-15.

                                  Exhibit 4.2


Number
Warrants
GSI TECHNOLOGIES USA, INC.
(a Delaware Corporation)
WB




This Warrant Certificate Certifies That
CUSIP 36230E 11 3

 or registered assigns, is the registered holder of the number of Warrants ("Warrants") set forth above. Each Warrant Entitles the holder thereof to purchase from GSI Technolgies USA, Inc., a Delaware corporation (the "Company"), subject to the terms and conditions set forth in the Warrant Agreement, one fully paid and non-assessable share of Class B common stock. $0.001 par value, of the Company (the "Class B Common Stock") upon payment of $1.10, subject to adjustments (the "Exercise Price"), for each Warrant held, and any applicable taxes paid either in cash or by certified or official bank check to the order of the Company, and upon presentation and surrender of this Warrant Certificate (with the instructions for the registration and delivery of the Class B Common Stock completed), at any time prior to midnight, Pacific Daylight Time, January 31, 2002, at the offices of the stock transfer office in Boulder City, Nevada, of Intercontinental Registrar & Transfer Agency, Inc., warrant agent of the Company ("the "Warrant Agent"), or any successor Warrant Agent, or, if there be no successor Warrant Agent, at the offices of the Company at Montreal, Quebec, Canada. The Exercise Price and the number and type of securities received upon exercise are subject to adjustment in certain events to prevent dilution.

The Company shall not be required to issue fractions of Warrants, Class B Common Stock or other securities upon the exercise of the Warrants, in the case of the exercise if less than all the Warrants represented hereby. The Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrants Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrant.

The Company shall not be obligated to deliver any securities pursuant to the exercise of this Warrant unless a registration statement under the Securities
Act of 1933, as amended, and under the applicable state securities law with respect to such securities is effective or there is an available exemption from such Federal and State registration requirements. This Warrant shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

This Warrant shall not be valid unless countersigned by the Warrant Agent. ADDITIONAL PROVISIONS OF THIS WARRANT ARE CONTAINED ON THE REVERSE HEREOF.

DATED:

REVERSE SIDE OF WARRANT

                          GSI TECHNOLOGIES USA, INC.

1.PROTECTION AGAINST DILUTION. The Warrants are subject to adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events in which additional shares of Class B Common Stock of the Grantor are issued in a transaction not involving cash consideration, by increasing or decreasing the amount of Shares subject to this Warrant in the same proportion as the increase or decrease in additional shares of Class B Common stock of the Grantor outstanding, fully diluted, after such transaction.

2.EXERCISE OF WARRANT. This Warrant may be exercised by the Holder, in whole at any time or in part from time to time prior to midnight, Pacific Daylight Time, January 31, 2002.

3.Method of Exercise. The Warrant shall be exercisable by a written Form of Exercise signed by an authorized representative of Holder or his assigns which shall (a) state Holder's election to exercise the Warrant; (b) the person in whose name the certificate for such shares is to be registered, his address and social security number; (C) be delivered in person or by certified mail to the Warrant Agent..

4.ASSIGNABILITY OF WARRANT. The Warrant may be detached from the Unit and assigned or sold by Holder at any time during the term of the Warrant by providing to Grantor a written notice of assignment in the form as shown below on this certificate.

5.REPRESENTATIONS AND WARRANTIES OF GRANTOR. Upon exercise of the Warrant in full by holder or his assigns, the shares underlying the Warrant shall be free and clear of all liens, claims, charges and encumbrances. Grantor agrees to indemnify hand hold harmless Holder in connection with any claim, loss damage or expense, including attorneys' fees, trail and appellate levels, in connection with any breach of the foregoing.

6.SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements set forth herein shall be continuous and shall survive the termination of this agreement or any part thereof.

7.         MISCELLANEOUS

                           GSI TECHNOLOGIES USA, INC.
a) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and this Agreement supersedes in all respects all written or oral understandings and agreements heretofore existing between the parties hereto.

b) Counterparts. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

c) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process with regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand or three (3) days after deposited into the United States mail, by registered or certified mail, return receipt requested, postage prepaid.

d) Additional Documents. At any time and from time to time, the parties hereto shall execute such documents as are necessary to effect this Agreement.

e) Jurisdiction Venue. The parties to this Agreement agree that jurisdiction and venue shall properly lie in the State of Delaware, or in the United States District Court for the State of Delaware, with respect to any legal proceedings arising from this Agreement.

f) Attorneys' Fees. In the event any suit or legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover attorneys' fees, including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

g) Governing Law. This agreement has been negotiated and prepared and shall be performed in the State of Delaware, and the validity, construction and enforcement of, and the remedies under. this Agreement shall be governed in accordance with the laws of the State of Delaware.

                           GSI TECHNOLOGIES USA, INC.
                                FORM OF EXERCISE
Number of Warrants Exercised

The undersigned hereby elects to exercise the right to purchase represented by the within Warrant for, and to purchase thereunder, shares of the stock provided for therein, and requests that certificates for such --------------- shares be issued in the name of:


(Name and Social Security Number)

(Street Address)

(State, Zip Code)

and if said number of shares shall not be all the shares purchasable thereunder, that a new Warrant for the balance remaining of the shares purchasable under the within Warrant be registered in the name of the undersigned Warrantholder or his Assignee as below indicated and delivered to the address stated below.

Dated:                               19     .
       -----------------------------    ----


(Name of Warrantholder or Assignee)


(Street Address)


(City, State, Zip Code)


(Signature of Warrantholder)


(Signature of Joint Owner)
                                   ASSIGNMENT

            (To Be Executed Only Upon the Assignment of the Warrant)

  For Value Received, the undersigned hereby sells, assigns and transfers unto

(Name and Social Security Number)

(Street Address)

(City, State, Zip Code)

the within Warrant, hereby irrevocably constituting and appointing as his true and lawful attorney in fact to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

Dated:                               19     .
       -----------------------------    ----

Signature Guaranteed:
                                           (Signature of Warrantholder)


                                           (Signature of Joint Owner)


Note: The above signature must correspond with the name written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever unless this Warrant has been assigned.

                                   Exhibit 5

                                February 11, 2000

GSI Technologies  USA, Inc.
2001 McGill College Avenue,
Suite 1310
Montreal H3A 1G1
Quebec

Gentlemen:

                  As counsel for your Company, we have examined your Articles of Incorporation, By-Laws, and such other corporate records, documents and proceedings and such questions of law as we have deemed relevant for the purpose of this opinion.

                  We have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form SB-2, covering the registration under the Securities Act of 1933, as amended, of the proposed offer and resale of up to 11,407,206 shares of Common Stock by the holders thereof (the "Common Shares"). Our review has included the exhibits and form of prospectus for the resale of the Common Shares.

                  On the basis of such examination, we are of the opinion that:

i. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

ii. The Common Shares have been duly and validly authorized and issued and are fully paid and non-assessable shares of Common Stock of the Company.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                              /s/Heller, Horowitz & Feit, P.C.

                                              HELLER, HOROWITZ & FEIT, P.C.

                                  Exhibit 10.1

                           MASTER LICENSING AGREEMENT
                               OCTOBER 26TH, 1999
                                                       Page 17 de 17

                                                MASTER LICENSING AGREEMENT


MEMORANDUM OF AGREEMENT MADE IN THE CITY OF MONTREAL, PROVINCE OF QUEBEC ON THE 26TH DAY OF OCTOBER, 1999.

BY AND BETWEEN :

                    GSI TECHNOLOGIES (3529363 CANADA INC.), a body politic and corporate duly incorporated according to the laws of Canada and having its Head Office and principal place of business in the city of Montreal, at 385 Place d'Youville, Suite 300, Province of Quebec, H2Y 2B7, herein represented by its President, Mr. J. Michel de Montigny, duly authorized as he so declares;

                   (hereinafter referred to as "GSI CANADA")

AND:

                    GSI TECHNOLOGIES USA INC., a body politic and corporate duly incorporated according to the laws of Delaware (United-States of America) and having its Head Office at 721, S.E. 17th Street, #200 in Fort Lauderdale, Florida 33316 and its principal business office in the city of Montreal, at 385 Place d'Youville, Suite 300, Province of Quebec, H2Y 2B7, herein represented by its President, Mr. J. Michel de Montigny, duly authorized, as he so declares;

                   (hereinafter referred to as "GSI USA" or "Licensee")

                                  INTRODUCTION

WHEREAS GSI CANADA has acquired and/or developed technology, processes, methods and techniques to provide electronic advertising services on a commercial basis; and

WHEREAS the Technology license includes software, hardware and telecommunication control systems ("the Broadcasting System") to be able to broadcast full motion video and other graphical images (called hereafter "the Technology"); and

WHERAS this System offers multiple possibilities to deliver images through the Internet, JPS, fiber optics, or short waves from a central location to remote locations; and

WHEREAS the Technology license also includes products developed by GSI CANADA, such as NOVACOLUMN and CITYCOLUMN; and

WHEREAS GSI CANADA is the sole owner of all rights relating to the Technology;
and

WHEREAS GSI USA wishes to market the Technology as well as other products; and

WHEREAS the parties have jointly concluded that their respective needs and interests will be served by GSI CANADA granting to GSI USA an exclusive Master Technology license to use and to market the Technology, including the Broadcasting System and other products and that, in return, GSI USA will pay GSI CANADA a fee under the conditions stated in the present Agreement

THIS AGREEMENT WITNESSETH THAT IN CONSIDERATION OF THE COVENANTS, AGREEMENTS, WARRANTIES AND PAYMENTS HEREIN SET OUT AND PROVIDED FOR, THE PARTIES HERETO RESPECTIVELY COVENANT AND AGREE AS FOLLOWS:

1.       INTERPRETATION

A)       Terminology

     Where used herein or in any amendments hereto, the following terms shall have the following meanings respectively:

i)       Agreement

          "Agreement" means the present agreement including its introduction and schedules and all future amendments to the agreement;

ii)      Technology license or Master license

          "Technology license" means all rights relative to the use, sale and sublicense of the Technology developed by GSI CANADA;

iii)     Technology

          "Technology" means Intellectual Property, Industrial Secret, Know-how, Broadcasting System, Derivative, Maintenance and Enhancement in their individual and collective form;

iv)      Intellectual Property

          "Intellectual property" means acronyms, designs, brand marks, symbols, pictograms, slogans, signs, posters, plates, forms, stationery and other identification items, methods and techniques which are created, developed or used by GSI CANADA as owner, holder, author, registered user, authorized user or in any other qualification used in relation with the marketing of the Technology, copyrights, patents, industrials designs and trademark as well as all such items which may be acquired in the future by GSI CANADA and/or the Licensee;

v)       Industrial Secret

          "Industrial Secret" means any confidential information normally not revealed by GSI CANADA and/or Licensee to their competitors, any knowledge acquired by the Licensee in relation to the present Agreement without which the Technology will be deprived of some of its originality, efficiency and/or exclusivity as well as any procedure not patented;

vi)      Know-how

          "Know-how" means all technical information, procedures, formulas, industrial secrets, technical uses, diagrams, designs, specifications, lists of materials, production guides and information developed or used by GSI CANADA and/or the Licensee in relation to the Technology;

vii)     Broadcasting System

          "Broadcasting System" means all the systems providing interactive and multimedia global networking capabilities and based on the following components:

- Software: all programs and other operating information used by the Broadcasting system such as:
-        Player Software
-        Receiving Software
-        GSI Multimedia Production Center
-        Primary Broadcasting Server;

- Hardware: mechanical and electronic components of the products, developed by GSI CANADA, and known as NOVACOLUMN and CITYCOLUMN, including the following, but not limited to:
-        Plasma screen
-        Projectors
-        Metallic Column
-        Adjustable (x,y,z) projector stand
-        Backup Server
-        Broadcasting Unit
-        Computerized environment management unit (C.E.M.U.);
-        Proprietary "fail-safe device";

viii)    Maintenance Services

          "Maintenance Services" means any modifications or revisions to the System which correct errors, support new releases of the operating systems which the System is designed to operate, support new input/output devices, or provide updates and corrections. It also means the 24 hour maintenance service delivery to the sub-licensee and the Broadcasting software networking;

ix)      Enhancement

          "Enhancement" means changes or additions, including all new releases and all updates developed by GSI CANADA that add significant new functions or substantially improve the performance of the Technology;

x)       Derivatives

          "Derivatives" means any work that is based upon one or more pre-existing works, such as revisions, modifications, translations, abridgements, expansions or any other form in which pre-existing works may be recast, transformed, or adapted and that, if prepared without authorization of the owner of the pre-existing work, would constitute a copyright infringement or infringement to the proprietary rights of the owner therein. "Derivatives" can also mean any works of reverse engineering, de-compilation and disassembly;

xi)      Fees

          "Fees" means the monies received by GSI CANADA from the total revenues of the Licensee, accounted for during a calendar quarter;

xii)     Territory

          "Territory" means all countries, territories and areas of the world;

xiii)    Legal Representatives

          "Legal representatives" means for each party, depending upon its condition and structure, its executors, heirs, assignees or agents;

B)       Jurisdiction

i)       Subjection

         This Agreement, its interpretation, performance, application, validity and effects shall be subject to the applicable laws, in effect, in the Province of Quebec and in Canada, which partly or totally govern the scope of provisions herein contained;

ii)      Presumption

         Any provision contained in the present Licensing Agreement which is not in conformity with the applicable laws shall be deemed null and void, insofar as such measure is prohibited by one of said laws. And so it shall be for any subordinate stipulation or bound to such disposition insofar as such measure or applicability depends on said disposition;

iii)     Adaptation

         In any case where a provision shall violate an applicable law, it shall be interpreted, as the case may be, as a means of conforming to said applicable law, or failing to do so, in the most susceptible method in order to respect the intention or both parties without waiving the prescriptions of any applicable law that parties wish to respect;

iv)      Continuation or Avoidance

         Where the present Licensing Agreement shall contain an interdiction, all other provisions of said Licensing Agreement shall remain valid and binding upon the parties, unless the provision(s) contrary to an applicable law is (are) deemed essential to the adequate performance of the Licensing Agreement or to the stability of the respective provisions of the parties and where no compatible interpretation with any applicable law(s) may correct the deficiency, in which case the present Licensing Agreement shall be found null ab initio and the parties returned to their original and respective position since the duration of the Agreement, in order to come to an equivalent adjournment, as the case may be;

v)       Priority

         The present Licensing Agreement shall constitute the total and integral understanding reached between the parties and excludes any other document, contract or previous verbal promise or concomitance that may have taken place in the framework of the transactions that proceeded the final performance of the Licensing Agreement; that the parties declare inadmissible any elements susceptible of modifying or hindering, in any way, any of the provisions of the present Licensing Agreement;


2.       General

A)       Time of the Essence

         Time shall be the essence in this Agreement. In the calculation of any time limit provided for in the present Agreement, the following rules have effect:

(i) The first day is not taken into account but the last day is;

(ii) Non legal days are accounted for; but if the last day of the time limit is a non legal day, then the time limit ends on the next legal day;

(iii) When used in present Agreement, the term "month" refers to calendar months;

         If the Agreement refers to a precise date which is a non legal day, then the Agreement should be read with that precise date referring to the next legal date;

B)       Concurrence

         All rights stipulated in the present Agreement are concurrent and not alternate. Any waiver of an agreed right by one or the other party, in favor of the other, shall not be interpreted as a waiver of any other right herein accepted, unless the wording of a provision indicates by exception the necessity of such choice;

C)       American Funds

         All amounts referred to in the present Agreement shall be considered to be American Funds (US);

D)       Gender and Number

         Where the understanding of the wording is required, the masculine expression shall also include feminine and vice versa; the same shall apply for a word expressing a number where singular shall also include plural and vice versa. Any sentence containing a versatility in the wording, shall be interpreted where the sense demands, in a way to accommodate the appropriate version of such word, with all the grammatical changes required in order to confer a logical meaning to the sentence concerned;

E)       Titles

         The titles used in the present Agreement have no real interpretative value - they serve as classification and identification elements of the constitutive provisions of the Agreement between the parties recorded in the instrument and, for this reason, they cannot influence the interpretation of a provision.


3.       TECHNOLOGY LICENSE

A)       Master License

     Conditional upon full respect by the Licensee of its obligations under the present Agreement, GSI CANADA grants to the Licensee an exclusive right to use and sublicense the Technology worldwide, including the Broadcasting license and the right to sell all products developed and manufactured by GSI CANADA. This Technology license also includes the network management of the Broadcasting system, the Maintenance service and all the Enhancements of the Technology;

     The parties hereto each acknowledge and agree that the Licensee is the sole and exclusive Licensee of all rights granted by the Licensor under this Agreement;

B)       Sublicense

     By way of this Technology license, GSI Canada grants the Licensee the right to sublicense the Technology in whole or in part during the term of the Agreement.

     All sublicenses granted by the Licensee under this Agreement shall be subject and subordinate to terms and conditions of this Agreement;

     GSI CANADA at its sole discretion can accept or refuse any sale of a sublicense;

4.       PAYMENT

A)       Price of the Master License

     The price of the Master license has been fixed at 10% of forecasted sales of sublicenses.

     The Licensee undertakes to pay to GSI CANADA a one time consideration in the amount of EIGHT HUNDRED THOUSAND DOLLARS (US$ 800 000) payable as follows:

i) TWO HUNDRED THOUSAND DOLLARS (US$ 200 000) on acceptance of the present Agreement;

ii) SIX HUNDRED THOUSAND SHARES (600 000) of GSI TECHNOLOGIES USA INC. at $1.00 per share;

B)       Fees from Sublicenses

     The Licensee also undertakes to pay to GSI CANADA continuous fees as follows:

- SIXTY PERCENT (60%) of the sale price of every Technology sublicense as enters into the accounts of the Licensee.

-        Fees will be paid at the end of every calendar quarter;


5.       REPRESENTATIONS AND WARRANTIES OF GSI CANADA

GSI CANADA covenants, represents and warrants as follows and acknowledges that the Licensee is relying upon such covenants, representations and warranties to enter into the present Agreement:

A)       Status

     GSI CANADA has been duly incorporated and organized and is validly subsisting and in good standing according to the Laws of Canada;

B)       Capacity

     GSI CANADA has the legal capacity to enter into the Agreement contemplated hereby and to fulfill all and any of its obligations under the present Agreement. The granting of the recent License is not subject to any restriction;


6.       REPRESENTATIONS AND WARRANTIES OF GSI USA

The Licensee covenants, represents and warrants as follows and acknowledges that GSI CANADA is relying upon such covenants, representations and warranties to enter into the present Agreement:

A)       Status

     The Licensee has been duly incorporated and organized and is validly subsisting and in good standing according to the Laws of Delaware;
B)       Capacity

     The Licensee has the legal capacity to enter into the Agreement contemplated hereby and to fulfill all and any of its obligations under the present Agreement. The granting of the resent License is not subject to any restriction;




7.       COVENANTS OF GSI CANADA

GSI CANADA covenants and agrees with the Licensee that:

A)       Exclusivity

     As long as the present Agreement is in effect, GSI CANADA will not grant to anybody else any license with respect to the Technology;

B)       Peaceful enjoyment

     GSI CANADA will deploy its best efforts so the Licensee can enjoy peacefully the rights granted to him under the present Agreement;

C)       Takeover

     GSI CANADA retains the right to repossess the license granted to the Licensee in the case of a takeover of the Licensee company;

D)       Application for Patent

     The decision to file for any patent in respect of the Technology will be at the sole discretion of GSI CANADA;

8.       COVENANTS OF THE LICENSEE

The Licensee covenants and agrees with GSI CANADA that:

A)       Best Efforts

     The Licensee undertakes to engage actively and to the greatest extent possible to market worldwide the Technology according to its projected use, in conformity with the terms of the present Agreement;

B)       Marketing Plan

     Within one hundred and twenty (120) days of the signing of the present Agreement, the Licensee undertakes to present to GSI CANADA a marketing plan the content of which will allow GSI CANADA to estimate the foreseen progress of the marketing of the Technology worldwide;

C)       Perpetuate Activities

     If the Licensee does not exercise his right of sublicensing and is not engaged in continuous activities in accordance with the marketing plan for a period of three (3) months, GSI CANADA will be entitled to repossess the Technology license at any time;

D)       Products

     All products as NOVACOLUMN and CITYCOLUMN and all other products further developed by GSI CANADA, and all parts of the Broadcasting system, as defined in Section 1, must be purchased exclusively from GSI Canada for the duration of this Agreement;

E)       Departure and Modifications

     The Licensee undertakes not to depart or modify from any of the specifications of the Technology or enhancement to the Technology developed by GSI CANADA or from any eventual patents in respect of the Technology without the prior written consent of GSI CANADA to this effect.

     The Licensee undertakes not to make any Derivatives of the Broadcasting system and to inform GSI CANADA of any modifications to any component of the Technology;

F)       Book-keeping and Records

     The Licensee undertakes to maintain complete and detailed records, books of account and ledgers, to keep a full, precise and detailed accounting and to keep in these accounting books all pertinent information relating to plans where the Technology will be installed and serviced by the Licensee.

     Furthermore, the Licensee grants to the representatives designated by GSI CANADA the right to inspect and audit these books, ledgers and other documents, at any time during normal business hours, for the full length of the present Agreement and for one (1) more year thereafter;

G)       Financial Reports

     The Licensee undertakes to supply GSI CANADA, starting with the first payment of fees due according to Section 1 of the Agreement, a financial report, including all pertinent information to determine the amount of fees due to GSI CANADA according to Section 1 of the Agreement. These reports must be signed by the Directors of the Licensee and audited by the auditors of the Licensee and certified by them to GSI CANADA as accurate;

H)       Signings

     The Licensee undertakes to sign any and all documents necessary or useful to acknowledge and/or protect the rights granted to GSI CANADA under the Agreement;


I)       Confidentiality

     The Licensee hereby acknowledges that all information or knowledge relating to the Technology is confidential and a trade secret of GSI CANADA. The Licensee hereby acknowledges that the non-authorized disclosure of such information and/or knowledge can cause serious harm to GSI CANADA.
     Therefore,   the  Licensee  covenants  and  agrees  with  GSI  CANADA,  the following:

     The Licensee will use its best efforts to protect the trade secrets relating to the Technology against any non-authorized third party;

     The Licensee will use its best efforts to make sure all and any of its employees act in accordance with its obligation under the sub-paragraph herein above;

     The Licensee undertakes to obtain the previous written consent of GSI CANADA before divulging any trade secret relating to the Technology to any third party and only if such disclosure is necessary for the fulfillment of the Licensee's obligations under the present Agreement and if the said third party has previously agreed to the same confidentiality covenants and agrees to keep confidential the description of the Technology, if the said description or any part of it is not patented, as much as any other information permitting or facilitating the marking of elements of the Technology or the use for such elements;

     The obligation of the Licensee and GSI CANADA (and each of sub-licensee) to protect the proprietary information of the other party hereto shall survive any termination of this Agreement (or sub-license) or a five (5) years period from the date of termination, however caused.


9.       SPECIAL PROVISIONS

A)       Protection of the Technology

     The Licensee undertakes to promptly notify GSI CANADA, upon being informed of it, of any infringement or violation of all and any present or future patents relating to the Technology or all and any present or future patents relating to the Technology. GSI CANADA and the Licensee covenant and agree, in such and eventuality, to consult each other in order to determine a proper way of action. If both parties then agree to initiate judicial proceeding, then the Licensee will be responsible, at his own expenses, to take and carry such judicial proceeding.

     If one of the two parties is of a mind to not initiate judicial proceedings at its own expense, GSI CANADA then always has recourse against the Licensee for reimbursement of costs and/or damages incurred or sustained directly or indirectly. The mechanism provided for under the present section will be applicable up to the Court of last resort.

     In the case of any action or other legal proceedings against the Licensee based upon the fact that the operation of the Technology is an infringement of a patent or industrial design owned by a third party, the Licensee undertakes to notice promptly GSI CANADA of such action or legal proceedings and to promptly transmit to GSI CANADA all related documents given or served to the Licensee. The Licensee covenants and agrees to closely and fully collaborate with GSI CANADA in challenging such court action or legal proceeding, including without limiting the generality of the previous undertaking, to make available promptly to GSI CANADA all and any files, information, samples and other pertinent elements.

     Subject to the following requirements, GSI CANADA undertakes to take sides with the Licensee in all and any such court action or legal proceedings.

     The Licensee covenants and agrees that no out of court settlement will be entered into without the prior written consent of GSI CANADA.

     All and any compensation paid in relation to these court or other legal proceedings must be deposited into a trust account managed jointly by a legal representative to each GSI CANADA and the Licensee and will be apportioned between GSI CANADA and the Licensee after reimbursement of the related legal fees and costs which have to be paid by the Licensee.

B)       Force Majeure

     Neither party hereto shall be liable for, failure to perform its obligations hereunder for reasons beyond its reasonable control including, without limitation, acts of God or the common enemy, the elements, earthquake, floods, fires, riots, strikes, lockouts and work stoppages;

C)       Party relations

     Nothing in the present Agreement should be interpreted as creating between GSI CANADA and the Licensee a principal-agent relationship, a partnership, an employer-employee relationship or making the Licensee or GSI CANADA a legal representative of the other party. Furthermore, the Licensee has no legal power to enter into legal agreement on the behalf of GSI CANADA.

     The parties acknowledge that they act as independent contractors and each is free to run its own business as it sees fit in respect of the terms of the present Agreement;

D)       Non assignment

     The License may not assign this Agreement on any of its rights and obligations hereunder without the prior written consent of GSI CANADA all and any of such assignment in breach the present Section is null and void and non opposable to the other party;

E)       No warranty

     The Licensee acknowledges that GSI CANADA and/or its employees and/or its legal representatives are making no representation nor giving no warranty, even the usual implicit commercial warranty of good value and/or suitability to the Licensee in respect to the Technology;

     GSI CANADA does not warrant, nor represent that neither the Technology, nor the right of any other person within the Territory, nor does GSI CANADA warrant that "prior art" to such Technology existed no where in the Territory;

     GSI CANADA warrants, however, that neither GSI CANADA or its employees, officers and directors have any reason to believe in the existence of, any such infringement or prior art, the existence of which would render Technology unable to be converted by any form of intellectual property protection.

     The Licensee will notify GSI CANADA if any claim of infringement is brought.

     Nothing in this Agreement shall be construed as:

          i) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement or patents or third parties; or

          ii) An obligation to bring or prosecute actions or suits against third parties for infringement of any patents;

F)       Limit of liability

     The parties hereby covenant and agree that GSI CANADA cannot be held responsible for any damage sustained by the Licensee or any third party in relation with the operation of the Technology;

     GSI CANADA expressly makes no representative or warranty whatsoever as to the functioning, safety or suitability for the intended use of the Technology;

     The Licensee agrees that GSI CANADA shall not be liable to the Licensee, any sub-licensee or user of the Technology made used, or sold by the Licensee, for any lost, costs or damage of any kind suffered by the Licensee, or any sub-licensee or user of the Technology, which may arise out of the manufacture, use or sale of the Technology;

     Furthermore the Licensee undertakes to promptly indemnify GSI CANADA for any claims against GSI CANADA in relation to the license granted by the present Agreement or the operation of the Technology;


10.      GENERAL PROVISIONS

A)       Schedules

     All the schedules to the present Agreement initialed by the parties for identification are one integral part of the present Agreement;

B)       Arbitration

     Any claim arising from the present Agreement which is challenged, any controversy or dispute regarding the execution of the present Agreement, including its annulment, as well as any dispute with regard to the interpretation or application of the present Agreement must be submitted to arbitration to the exclusion of the courts, the whole in accordance with the procedure hereinafter established.

     Any party to the present Agreement wishing to submit a claim, conflict, dispute or disagreement to arbitration must forward to the other party a written notice (hereinafter referred to as "Notice to Arbitrate"), containing the following items:

     A reasonably detailed description of the claim, conflict, dispute or disagreement to be submitted to arbitration;

     The name, address and profession of the person proposed to act as either a sole arbitrator or on a board of three (3) arbitrators; the other party must, within a delay of ten (10) days as of the receipt of the Notice to Arbitrate, forward to the plaintiff party a notice confirming the choice of the proposed arbitrator or the name, address and profession of the person proposed ad the second arbitrator. In the event of the default by the other party to contest in writing the choice of the proposed arbitrator within the prescribed delay, such other party shall be deemed to have accepted the proposed arbitrator who shall act alone;

     If a second arbitrator has been nominated in accordance with the proceeding provisions, the two (2) arbitrators so nominated must, within ten (10) days of the nomination of the second arbitrator, proceed with the nomination of the third arbitrator. In the event of the default by the two (2) first arbitrators to choose the third arbitrator within the prescribed delay, or should the two (2) first arbitrators fail to occur on the choice of the third arbitrator within the prescribed delay, the appointment of the third arbitrator shall be referred to and made by a court of competent jurisdiction upon the motion of the more diligent party;

     The date of hearing of the parties in dispute must be held twenty (20) days following the receipt of the Notice to Arbitrate (if the appointment of a second arbitrator has not been made in accordance with the preceding provisions), or within ten (10) days of the appointment of the third arbitrator, as the case may be. The award of the arbitrator or board of arbitrators must be rendered in writing and served to the parties within fifteen (15) days following the hearing of the parties. Any such award which is rendered shall be final and without appeal, and shall become executable as a judgement against the parties upon ratification.

     The parties to these presents agree that the provisions presently in effect in the Code of Civil Procedure of Quebec, shall receive auxiliary application to any arbitration proceeding undertaken of held by virtue of the present division. In the event of a contradiction within the provisions of the present division and the provision of the aforementioned sections of the Code of Civil Procedure of Quebec, the provisions of the present division shall have precedence;

C)       Notice

     Any notice required under the present Agreement shall be in writing and shall be delivered by a communication mode permitting to the sending party to prove its delivery to the addresses at the address hereby mentioned at the beginning of this Agreement. Any party hereto may change its address for service by written notice given as aforesaid;

D)       Amendment

     No amendment of this Agreement shall be binding unless expressly provided in an instrument duly executes by parties hereto;

E)       Non-Renunciation

     The silence of the part of one party or its negligence or tardiness in exercising a right or recourse which has been granted or made available to it by virtue on the present Agreement shall never be interpreted or held against such party as a renunciation to any right or recourse;


11.      TERMINATION AND EXPIRY

GSI CANADA shall have the right to terminate this Agreement:

A) If the Licensee fails to pay in due time an amount due under section 1 of the present Agreement and fails to remedy such default within five
         (5) days of the sending of a written notice to GSI CANADA to the Licensee asking to do so;

B) For breach or default of any of its provisions by the Licensee if the Licensee fails to remedy such breach or default within thirty (30) days after GSI CANADA has given the Licensee a written notice specifying the nature of such breach or default, and;

C) If proceedings for the voluntary winding up or liquidation of the Licensee are commenced or if bankruptcy, insolvency or other similar proceedings for such purposes brought by another are commenced against the Licensee (unless such proceedings are part of a scheme for reconstruction in such manner that the company resulting, if a different legal entity, shall effectively agree to be bound by or assume the obligations of this Agreement) or if a trustee, manager or receiver be appointed to the whole or part of the assets of the Licensee;

     Notwithstanding the termination and expiry of the present Agreement, the Licensee shall continue to be bound by the declarations concerning Confidentiality included in the present Agreement;


12.      TERM

     This Agreement will be effective as of the date of execution by the parties and shall continue in full force and effect for a period of five (5) years thereafter, renewable at the end of this period for another five (5) years. This agreement will be automatically renewed unless the Licensee gives GSI CANADA thirty (30) days written notice.


13.      SUCCESSORS IN INTEREST

     This Agreement and the provisions hereof shall ensure to the benefit of and be binding upon the parties and their respective successors and assigns;


14.      LANGUAGE

     The parties have required that this Agreement and all contracts, documents or notices relating thereto be in the English language; les parties ont exige que cette convention et tout contrat, document ou avis afferents soient en langue anglaise.

IN WITHNESS WHEREOF, the parties have executed this Agreement in Montreal, on October 26th, 1999.

"GSI CANADA"                                "GSI USA"




J. Michel de Montigny, President            J. Michel de Montigny, President




                                            James A. Hone, Vice President, CFO

                                  Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

                  I consent to the use in this Registration Statement on Form SB-2 of GSI Technologies USA Inc., of my report dated December 23, 1999, appearing in the Prospectus which is part of this Registration Statement.

                  I also consent to the reference to me under the heading "Experts" in such Prospectus.

                                                        /s/Mark Cohen
                                                        Mark Cohen C.P.A.


Hollywood, Florida
February 11, 2000